Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

MGM MIRAGE
AS PARENT

MIRAGE RESORTS, INCORPORATED
AS SELLER

GNLV, CORP.

GNL, CORP.

GOLDEN NUGGET EXPERIENCE, LLC

POSTER FINANCIAL GROUP, INC.
AS PURCHASER

DATED AS OF JUNE 24, 2003

i

ii

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 24, 2003, is by and among MGM MIRAGE, a Delaware corporation (“Parent”), Mirage Resorts, Incorporated, a Nevada corporation (“Seller”), GNLV, CORP., a Nevada corporation (“GNLV”), GNL, CORP., a Nevada corporation (“GNL”), Golden Nugget Experience, LLC, a Nevada limited liability company (“GNELLC”) and Poster Financial Group, Inc., a Nevada corporation (“Purchaser”).

WHEREAS, Seller owns of record and beneficially (a) 25,000 shares (the “GNLV Shares”) of common stock, par value $1.00 per share, of GNLV which are all of the issued and outstanding shares of capital stock of GNLV and (b) 100 shares (the “GNL Shares” and together with the GNLV Shares, the “Shares”) of common stock, no par value per share, of GNL which are all of the issued and outstanding shares of capital stock of GNL;

WHEREAS, GNLV owns of record and beneficially (a) 100 shares (the “BRRI Shares”) of common stock, no par value per share, of Beau Rivage Resorts, Inc., a Mississippi corporation (“BRRI”), (b) 1,000 shares (the “GNMC Shares”) of common stock, no par value per share, of Golden Nugget Manufacturing Corp., a Nevada corporation (“GNMC”), and (c) a 100% interest (the “GNELLC Interest”) in GNELLC, which, in turn, owns of record and beneficially a 17.65% voting interest and a 50% non-voting interest (collectively the “FSELLC Interest”) in The Fremont Street Experience Limited Liability Company, a Nevada limited liability company (“FSELLC”);

WHEREAS, GNL does not own, directly or indirectly, of record or beneficially any capital stock or equity interests in another Person;

WHEREAS, prior to or at the Closing and in connection with the transactions described in this Agreement, GNLV shall distribute (the “Distribution”) all of the BRRI Shares and the GNMC Shares to Seller; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, obligations and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Acquisition Proposal” shall have the meaning ascribed in Section 5.4.

“Actual Working Capital” shall mean the Working Capital of the MGM Acquired Entities as of the Closing Date set forth in the Final Statement.

“Additional Capital Contribution” means the amount of equity investment in Purchaser required (if any) under the terms of the Additional Capital Contribution Letter.

“Additional Capital Contribution Letter” means the letter agreement, dated June 24, 2003, by and among Parent, Seller and Timothy Poster.

“Adjusted Working Capital” shall have the meaning ascribed in Section 2.4.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person.

“Affiliate Contracts” shall have the meaning ascribed in Section 3.11(c).

“Agreement” shall have the meaning ascribed in the preamble.

“Allocation Statement” shall have the meaning ascribed in Section 8.6(b).

“Amendment of Indemnification Contracts” shall have the meaning ascribed in Section 5.12.

“Artwork” shall have the meaning ascribed in Section 5.26.

“Artwork Transfer” shall have the meaning ascribed in Section 5.26.

“Base Price” shall have the meaning ascribed in Section 2.4.

“Board of Arbitration” shall have the meaning ascribed in Section 7.3(c).

“BRRI” shall have the meaning ascribed in the preamble.

“BRRI Shares” shall have the meaning ascribed in the preamble.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Nevada.

“Cash on Hand” means all of the cash (and coin) in GNLV’s and GNL’s gaming devices, cages and change banks (after giving effect to the contra accounts for gaming chips and tokens purchased), coin vaults, safes, cash drawers and cash registers at the premises of GNLV and GNL, including the owned restaurants, the owned hotels and the owned retail outlets.

“City” means, in the case of GNLV, the City of Las Vegas, Nevada and, in the case of GNL, the City of Laughlin, Nevada, and in each case, any Governmental Entity thereof.

“Claim Notice” means written notification pursuant to Section 7.3(a) of a Third Party Claim as to which indemnity under Section 7.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 7.2, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Cleanup” means all actions required to (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment in accordance with Environmental Laws, (b) perform pre-remedial studies and investigations and post-remedial monitoring and care or (c) respond to any requests by a Governmental Entity for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning ascribed in Section 2.2.

“Closing Date” shall have the meaning ascribed in Section 2.2.

“Closing Date Purchase Price” shall have the meaning ascribed in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances.

“Commitment Letter” means the Commitment Letter, dated June 24, 2003, by and among Lehman Commercial Paper Inc., Lehman Brothers Inc., Purchaser and PB Gaming.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 28, 2003, by and between Timothy Poster and Parent, as amended from time to time.

“Consumable Items” means all food stuffs and nonalcoholic beverages that are located at the Real Property.

“Contract” means any agreement, undertaking, obligation or understanding, whether written or oral, or subject to conditions, including any commitment, letter of intent, mortgage, indenture, note, loan, guarantee, lease, sublease, license, contract, deed of trust, option agreement, right of first refusal, security agreement, development agreement, operating agreement, management agreement, service agreement, partnership agreement, joint venture agreement, limited liability agreement, put/call arrangement, purchase, sale, merger or other agreement, together with any amendments or modifications thereto and restatements thereof; provided that Contracts do not include Leases respecting Leased Real Property or Tenant Leases.

“Copyrights” means all copyrights, including moral rights and rights of attribution and integrity, copyrights in Software (if any) and in the content contained on any Web site, Lists (other than Lists of Unique Customers) and registrations and applications for any of the foregoing, and rights to sue for past Infringement thereof.

“Disclosure Schedule” shall have the meaning ascribed in Article III.

“Dispute Notice” shall have the meaning ascribed in Section 2.5(a).

“Dispute Period” means the period ending thirty days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Distribution” shall have the meaning ascribed in the preamble.

“Domain Names” shall have the meaning set forth in 15 U.S.C. § 1127.

“Elections” shall have the meaning ascribed in Section 8.6(a).

“Encumbrance” means any security interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, adverse claim, preferential arrangement, condition, equitable interest, right of first refusal or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Claim” means any claim, action, cause of action or notice by any Person or investigation by a Governmental Entity, alleging Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from, (a) the presence, Release or threatened Release of any Hazardous Materials at a location, currently or formerly owned or operated by the MGM Acquired Entities or at any third party location at which an MGM Acquired Entity or any other Person whose Liability for any Environmental Claim any of the MGM Acquired Entities has or may have retained or assumed either by Contract or by operation of Law sent, or caused to be sent, Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state and local Laws relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous

Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equity Commitment” means an investment by PB Gaming in the common stock of Purchaser in an amount no less than $50,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning ascribed in Section 3.14(a).

“Estimated Working Capital Statement” shall have the meaning ascribed in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

“FF&E” means all furniture, fixtures and equipment owned or leased by any of the MGM Acquired Entities or otherwise used in connection with their respective businesses, including floor coverings, pictures, furniture located within the Real Property, all Operating Equipment and all other equipment used in the operation of the casinos, kitchens, dining rooms and bars, cleaning equipment, office equipment, machinery, vehicles, computers and other data processing hardware, special lighting and other equipment of a like nature, with such additions and deletions as may occur in the Ordinary Course of Business.

“Final Purchase Price” shall have the meaning ascribed in Section 2.1.

“Final Statement” shall have the meaning ascribed in Section 2.5(a) and Section 2.5(b).

“Financing” means the financing contemplated by the Commitment Letter that is equal to the excess of (a) the sum of the Closing Date Purchase Price plus reasonable and customary out-of-pocket costs and expenses in connection with the transactions contemplated by this Agreement minus (b) the Equity Commitment minus (c) the Seller Financing minus (d) the Poster Financing minus (e) the Additional Capital Contribution.

“FIRPTA” shall mean Foreign Investment Real Property Tax Act, as amended from time to time, including the rules and regulations promulgated thereunder.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of 1977, as amended, from time to time, including the rules and regulations promulgated thereunder.

“FSELLC” shall have the meaning ascribed in the preamble.

“FSELLC Interest” shall have the meaning ascribed in the preamble.

“FSELLC Loans” shall have the meaning ascribed in Section 3.2(d).

“FSELLC Operating Agreement” means the Second Amended and Restated Operating Agreement of FSELLC, dated as of June 6, 1995, as amended on April 3, 1996.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Gaming Authorities” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the New Jersey Casino Control Commission, (d) the New Jersey Division of Gaming Enforcement, (e) the Mississippi Gaming Commission, (f) the Michigan Gaming Control Board and (g) any other Governmental Entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the MGM Parties or any of their Affiliates within its jurisdiction.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the ownership of GNLV and GNL and the gambling, gaming or casino activities and operations of the MGM Parties or any of their Affiliates, in each case as amended, from time to time.

“Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, that are necessary for GNL and GNLV to own and operate their respective gaming facilities and related amenities issued under the applicable Gaming Laws.

“GNELLC” shall have the meaning ascribed in the preamble.

“GNELLC Balance Sheet” shall have the meaning ascribed in Section 3.4(c).

“GNELLC Interest” shall have the meaning ascribed in the preamble.

“GNELLC Operating Agreement” means the Operating Agreement of GNELLC, dated as of May 26, 2000.

“GNL” shall have the meaning ascribed in the preamble.

“GNL Balance Sheet” shall have the meaning ascribed in Section 3.4(b).

“GNL Common Stock” shall have the meaning ascribed in Section 3.2(b).

“GNL Shares” shall have the meaning ascribed in the preamble.

“GNLV” shall have the meaning ascribed in the preamble.

“GNLV Balance Sheet” shall have the meaning ascribed in Section 3.4(a).

“GNLV Common Stock” shall have the meaning ascribed in Section 3.2(a).

“GNLV Shares” shall have the meaning ascribed in the preamble.

“GNMC” shall have the meaning ascribed in the preamble.

“GNMC Shares” shall have the meaning ascribed in the preamble.

“Government Treasury Strips” shall mean those certain Government Treasury Strips referenced in Section 3.18 of the Disclosure Schedule.

“Government Treasury Strips Transfer” shall have the meaning ascribed in Section 5.26.

“Governmental Approvals” means all (a) Gaming Licenses, Liquor Licenses and any other permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, filing, franchise, notice, variance, right, designation, rating, registration, qualification, authorization or order that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law and (b) rights under any Contract with any Governmental Entity that relates to or is used in a Person’s business or operations.

“Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), or (c) Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including the Gaming Authorities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Entity.

“Guaranty” means the Guaranty, dated June 24, 2003, by Timothy Poster and Thomas Breitling.

“Hazardous Materials” means all substances defined or regulated as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, including toxic mold and friable asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, including the rules and regulation promulgated thereunder.

“IBNR” shall have the meaning ascribed in Section 3.5.

“Improvements” shall have the meaning ascribed in Section 3.8(e).

“Indebtedness” means, with respect to a Person without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than property, including inventory, and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by a Person, or in effect guaranteed directly or indirectly by a Person through a Contract (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss in respect of such indebtedness and (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and Contract rights) owned by a Person, even though the Person may not have assumed or become liable for the payment of such indebtedness, and including in clauses (a) through (h) above any accrued and unpaid interest thereon.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller Indemnifying Parties or the Purchaser, as the case may be.

“Indemnity Notice” means written notification pursuant to Section 7.3(b) of a claim for indemnity under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Independent Accounting Firm” shall have the meaning ascribed in Section 2.5(b).

“Infringement” means an assertion that a given item infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized Use of or otherwise violates the Intellectual Property rights of any Person.

“Intellectual Property” means all Copyrights, Patents, Rights of Publicity, Trademarks, Domain Names, Trade Secrets and related intangible assets and all goodwill associated therewith.

“Intercompany Account Settlement” shall have the meaning ascribed in Section 5.6.

“IP Agreements” means all Contracts, outstanding decrees, orders, judgments, settlement agreements or stipulations to which any of the MGM Acquired Entities is a party or otherwise bound (whether oral or written, and whether between or among the MGM Acquired Entities and an independent Person or inter-corporate) that contain provisions: (a) granting to any Person any rights in MGM Acquired Entities Owned Intellectual Property or Used Intellectual Property; (b) granting to any of the MGM Acquired Entities any rights in Used Intellectual Property; (c) consenting to another Person’s Use of MGM Acquired Entities Owned Intellectual Property or Used Intellectual Property; or (d) transferring ownership of Intellectual Property rights to any of the MGM Acquired Entities.

“IP Claim” means any demand, suit, arbitration, opposition, interference, cancellation or other adversarial proceeding concerning Intellectual Property or any rights associated therewith.

“IP Enforcement Documents” means all Contracts, outstanding decrees, orders, judgments, settlement agreements or stipulations to which any of the MGM Acquired Entities is a party or otherwise bound (whether oral or written, and whether between or among the MGM Acquired Entities and an independent Person or inter-corporate) that contain provisions: (a) covenanting not to sue any Person for Infringement of any MGM Acquired Entities Owned Intellectual Property or Used Intellectual Property; or (b) restricting any of the MGM Acquired Entities’ Use of MGM Acquired Entities Owned Intellectual Property or Used Intellectual Property.

“IRS” shall mean the Internal Revenue Service.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity, including all Gaming Laws.

“Leased Real Property” shall have the meaning ascribed in Section 3.8(a).

“Leases” means all leases, ground leases, subleases or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect to the Real Property, but excluding any lease or sublease as to which GNLV or GNL is the lessor or sublessor.

“Liabilities” means all debts, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, action, investigation, inquiry or order and those arising under any Contract.

“Liquor Assets” means the inventory of alcoholic beverages at the Real Property.

“Liquor Licenses” means all those certain “off sale,” “portable bar” and other alcoholic beverage licenses issued by Governmental Entities to GNLV or GNL pursuant to which the sale of alcoholic beverages is permitted in the restaurants, bars, function rooms and guest rooms of the hotels owned by GNLV or GNL.

“Lists” means all casino player, customer and patron lists, information and databases.

“Loss” means any action, cost, damage, Liability, loss, injury, penalty, or obligation of any kind or nature, including interest, penalties, fines, legal, accounting, and other professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense thereof, amounts paid in settlement, any incidental or consequential damages and any punitive damages payable to third parties that may be imposed on or otherwise incurred or suffered and which give rise to a valid claim for indemnification under Article VII or Article VIII.

“Material Adverse Effect” means any circumstance, development, change in, or effect on the MGM Acquired Entities, taken as a whole, that, individually or in the aggregate with any other circumstances, developments, changes in, or effects on, the MGM Acquired Entities, taken as a whole, is, or is reasonably expected to be, directly or indirectly, materially adverse to (a) the business or the condition (financial or otherwise), results of operations, operations, assets, properties, liabilities or prospects of the MGM Acquired Entities, taken as a whole and (b) the ability of any of the MGM Parties to perform its respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Material Contracts” shall have the meaning ascribed in Section 3.11(a).

“MGM Acquired Entities” means GNLV, GNL and GNELLC.

“MGM Acquired Entities Owned Intellectual Property” means (a) all Intellectual Property owned, singly or jointly (if any), by the MGM Acquired Entities and (b) all other Intellectual Property that is to be assigned to the MGM Acquired Entities as described herein pursuant to Section 3.10 or 5.14.

“MGM DCP” shall have the meaning ascribed in Section 5.1(vii).

“MGM SERP” shall have the meaning ascribed in Section 5.1(vii).

“MGM Parties” means Parent, Seller, GNLV, GNL and GNELLC.

“NLRA” means the National Labor Relations Act of 1947, as amended from time to time, including the rules and regulations promulgated thereunder.

“NLRB” means the National Labor Relations Board established pursuant to the NLRA.

“Notifying Party” shall have the meaning ascribed in Section 5.7(a).

“NRS” means the Nevada Revised Statutes, as amended from time to time, including the rules and regulations promulgated thereunder.

“Nuggets” shall have the meaning ascribed in Section 5.26.

“Nuggets Transfer” shall have the meaning ascribed in Section 5.26.

“Operating Equipment” means all items owned or leased by any of the MGM Acquired Entities and used in its business, including in the operation or maintenance of the Real Property, including all specialized casino equipment, such as slot machines, cards, poker chips, gaming devices, dice, baccarat chips, gaming tables, pneumatic stools, drop buckets, cans and racks, tokens, token racks, card shuffler devices and accessories, change sorters, pit stands, counting equipment, roulette table covers, casino and game table signage, cage and game tables supplies, and all other gaming equipment relating to its business, and including food service preparation utensils, chinaware, glassware, silverware and hollowware, food and beverage service equipment, uniforms and also including consumable supplies for housekeeping, engineering, accounting and office use, together with paper supplies and miscellaneous general supply items.

“Ordinary Course of Business” means an action taken by a Person if (a) such action is consistent with the past practices of such Person and is taken in the normal day-to-day operations of such Person and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

“Owned Real Property” shall have the meaning ascribed in Section 3.8(a).

“Parent” shall have the meaning ascribed in the preamble.

“Parties” means Parent, Seller, GNLV, GNL, GNELLC and Purchaser.

“Patents” means all patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and rights to sue for past Infringement thereof.

“PB Gaming” shall have the meaning ascribed in Schedule 2.1.

“Permitted Exceptions” shall have the meaning ascribed in Section 3.8(b).

“Person” means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

“Phase I Audit” shall have the meaning ascribed in Section 5.19.

“Plans” shall have the meaning ascribed in Section 3.14(a).

“Policies” shall have the meaning ascribed in Section 3.19.

“Poster Financing” means the $5,000,000 investment by Timothy Poster in PB Gaming as evidenced by the Poster Note.

“Poster Guaranty” means the Guaranty, dated as of the Closing Date, by Timothy Poster.

“Poster Note” means the junior subordinated note of PB Gaming evidencing the Poster Financing and ranking pari passu with the Seller Note and having the same terms as those set forth on Schedule 2.1 (except for the Poster Guaranty and the pledge of shares of PB Gaming owned by Timothy Poster) and issued to Timothy Poster at the Closing pursuant to documentation substantially similar to the documentation relating to the Seller Note.

“Pre-Closing Period Tax Returns” shall have the meaning ascribed in Section 8.2(a).

“Pre-Closing Periods” shall have the meaning ascribed in Section 8.1(a)(ii).

“Purchaser” shall have the meaning ascribed in the preamble.

“Purchaser Common Stock” shall have the meaning ascribed in Section 4.2.

“Purchaser Indemnified Parties” means Purchaser and, after the Closing, the MGM Acquired Entities and their respective directors, managers, officers, employees, agents and representatives.

“Purchaser Indemnifying Parties” means Purchaser and, after the Closing, the MGM Acquired Entities.

“Real Property” shall have the meaning ascribed in Section 3.8(a).

“Recipient” shall have the meaning ascribed in Section 8.4(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials in, at, on or under the property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Release of Encumbrances” shall have the meaning ascribed in Section 5.22.

“Release of Guaranties” shall have the meaning ascribed in Section 5.22.

“Rent Roll” shall have the meaning ascribed in Section 3.8(d).

“Resolution Period” means the period ending thirty days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in an Indemnity Notice.

“Rights of Publicity” means all rights of publicity and privacy, as defined under applicable Law, including the Use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of real Persons, and rights to sue for past Infringement thereof.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

“Seller” shall have the meaning ascribed in the preamble.

“Seller Financing” shall have the meaning ascribed in Section 2.1.

“Seller Indemnified Parties” means Seller and Parent and their respective directors, officers, employees, agents and representatives.

“Seller Indemnifying Parties” means Parent and Seller.

“Seller Note” means the junior subordinated note of PB Gaming evidencing the Seller Financing and ranking pari passu with the Poster Note and having the terms set forth on Schedule 2.1 and issued to Seller at the Closing pursuant to documentation substantially similar to the documentation relating to the Poster Note.

“Shares” shall have the meaning ascribed in the preamble.

“Slot Machine Transfer” shall have the meaning ascribed in Section 5.13.

“Software” means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing.

“SOXA” means the Sarbanes-Oxley Act of 2002, as amended from time to time, including the rules and regulations promulgated thereunder.

“Straddle Period” shall have the meaning ascribed in Section 8.1(a)(ii).

“Straddle Period Tax Returns” shall have the meaning ascribed in Section 8.2(b).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tangible Personal Property” means all items of tangible personal property owned or leased by any of the MGM Acquired Entities, including: (a) FF&E; (b) Consumable Items; (c) Liquor Assets; (d) accounting, inventory control and other business related software used by any of the MGM Acquired Entities in connection with its operation of its business; and (e) all such other items of tangible personal property that are located at, and used in the operation of, its business.

“Target Working Capital” means $10,022,000.

“Tax Claim” shall have the meaning ascribed in Section 8.4(a).

“Tax Returns” means all information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto, declarations, disclosures, schedules, estimates and elections and amendments thereof, including information returns.

“Taxes” means any and all taxes, charges, customs, fees, levies, duties, Liabilities, impositions or other assessments, including income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, general or special assessments, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), and all taxes, fees and other charges assessed under the Gaming Laws (excluding any and all fees, charges, costs and expenses assessed against Purchaser or any of its principals by the Gaming Authorities in connection with the filing, investigation and/or processing of the applications of Purchaser and any of its principals to obtain all Governmental Approvals necessary to own and operate the MGM Acquired Entities and their respective facilities and related amenities), whether computed on a separate, consolidated, unitary, combined or any other basis; and any interest, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, customs, fees, levies, duties, Liabilities, impositions or other assessments.  For purposes of this Agreement, “Taxes” also includes any obligation under any Law, agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and including any liability for Taxes of any predecessor entity.

“Tenant Leases” means all leases and subleases of Real Property as to which GNLV or GNL is the lessor or sublessor.

“Termination Fee” shall have the meaning ascribed in Section 5.20.

“Termination of Affiliate Contracts” shall have the meaning ascribed in Section 5.18.

“Third Party” shall have the meaning ascribed in Section 5.4.

“Third Party Claim” shall have the meaning ascribed in Section 7.3(a).

“Title IV Plans” shall have the meaning ascribed in Section 3.14(a).

“Trade Secrets” means all trade secrets (as defined under applicable Law), if any, including trade secrets of the following nature: financing and marketing information; technology; know-how; inventions; proprietary processes; formulae; algorithms; models and methodologies; Lists of Unique Customers; and rights to sue for past Infringement thereof.

“Trademarks” means all trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing, and rights to sue for past Infringement thereof.

“Transfer Taxes” shall have the meaning ascribed in Section 8.5.

“Transitional Services Agreement” shall have the meaning ascribed in Section 5.17.

“Trust Agreement” shall have the meaning ascribed in Section 5.1(vii).

“Use” means to copy, display, perform, transmit, disclose to third Persons, create derivative works from and otherwise modify, make, use, sell (or offer to make, use or sell), import, export, and otherwise exploit, and grant to others the right or license to do the same.

“Used Intellectual Property” means all Intellectual Property owned or controlled by (a) Parent or its Affiliates other than any of the MGM Acquired Entities or (b) any other Person other than any of the MGM Acquired Entities, and Used or held for Use in the business of any of the MGM Acquired Entities, but excluding MGM Acquired Entities Owned Intellectual Property.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, including the rules and regulations promulgated thereunder.

“Working Capital” shall have the meaning ascribed in Schedule IA.

“Working Capital Statement” shall have the meaning ascribed in Section 2.5(a).

ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1                                      Purchase and Sale of Shares.  On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the Shares.  At the Closing, the Shares shall be transferred or otherwise conveyed to Purchaser free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer of the Shares as may be imposed under applicable Laws.  In consideration of the purchase and sale of the Shares and the execution and delivery of the other agreements of Seller, Purchaser and other Persons upon the terms of this Agreement, at the Closing, Purchaser shall pay the Closing Date Purchase Price, subject to further adjustment post-Closing pursuant to Section 2.5 (as so adjusted in Section 2.6, the “Final Purchase Price”); provided that if no adjustment is made post-Closing to the Closing Date Purchase Price pursuant to Section 2.5, the Closing Date Purchase Price shall be the Final Purchase Price for purposes of this Agreement.  Seller and Purchaser agree that up to $10,000,000 of the Closing Date Purchase Price shall be evidenced by the Seller Note (the “Seller Financing”).  The specific dollar amount of Seller Financing shall be dependent upon the terms of the Financing and the net proceeds of the Financing and shall be determined prior to the Closing by Purchaser in good faith after consultation with Seller and the underwriters of the Financing.

Section 2.2                                      Closing.  The Closing (the “Closing”) of the purchase and sale of the Shares under this Agreement shall take place at the executive offices of Parent, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (or such other location agreed upon in writing by Purchaser and Seller) at such time to be agreed upon by Purchaser and Seller on a date to be specified by Purchaser and Seller, which shall be no later than the second Business Day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the “Closing Date”), unless another date is agreed to in writing by Purchaser and Seller.

Section 2.3                                      Closing Deliveries.

(a)                    At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)                       one or more certificate(s) representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form reasonably satisfactory to Purchaser for transfer on the books of GNLV and GNL (with any requisite transfer Tax stamps attached by Seller);

(ii)                    an executed receipt for the Closing Date Purchase Price;

(iii)                 copies of the Articles of Incorporation (in the case of GNELLC, its Articles of Organization) of each of the MGM Acquired Entities, certified as of a date within three Business Days of the Closing Date by the Secretary of State of the State of Nevada;

(iv)                a copy, certified by the Secretary of (A) each of the MGM Parties, of the resolutions of its Board of Directors or Executive Committee thereof (in the case of GNELLC, its Board of Managers) authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, and in each case such resolutions shall be in full force and effect and not revoked and (B) each of the MGM Acquired Entities, of its Bylaws (in the case of GNELLC, the GNELLC Operating Agreement);

(v)                   a duly executed certificate of the President of each of the MGM Parties pursuant to Section 6.3(c);

(vi)                a good standing certificate (or its equivalent) for each of the MGM Acquired Entities issued by the Secretary of State of the State of Nevada and of such other applicable jurisdictions where any of the MGM Acquired Entities are qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary, dated as of a date within three Business Days prior to the Closing Date;

(vii)             a bring down good standing certificate, dated as of the Closing Date, of each of the certificates delivered pursuant to Section 2.3(a)(vi), or a verbal confirmation from the Secretary of State of the applicable jurisdiction on the Closing Date with respect to such good standing;

(viii)          the original stock and corporate minutes books (or their equivalent) of each of the MGM Acquired Entities, except for the GNLV stock and corporate minute books for the years 1974-1988;

(ix)                  duly executed resignations effective as of the Closing Date from such directors, officers and managers of the MGM Acquired Entities and FSELLC (in the case of any appointees of the MGM Acquired Entities to the FSELLC Board of Managers) as Purchaser shall have requested in writing not less than two Business Days prior to the Closing Date;

(x)                     an opinion from Seller’s outside counsel in form and substance reasonably satisfactory to Purchaser and its outside counsel addressing reasonable and customary matters for this type of transaction;

(xi)                  duly executed copies of the consents required to be obtained by the MGM Parties pursuant to Section 5.8;

(xii)               duly executed copies of the bills of sale evidencing the Slot Machine Transfer;

(xiii)            a duly executed copy of the bill of sale evidencing the Nuggets Transfer;

(xiv)           a duly executed copy of the bill of sale evidencing the Artwork Transfer;

(xv)              duly executed copies of documentation evidencing the Amendment of Indemnification Contracts;

(xvi)           duly executed copies of documentation evidencing the Termination of Affiliate Contracts;

(xvii)        evidence in form and substance satisfactory to Purchaser that the Release of Encumbrances occurs at the Closing, including without limitation, the delivery of Uniform Commercial Code financing UCC-3 collateral change statements, discharges, executed releases to be filed with the United States Patent and Trademark Office and the United States Copyright Office with respect to Intellectual Property or other appropriate termination statements, recordings and other actions Purchaser deems necessary or advisable;

(xviii)     evidence in form and substance satisfactory to Purchaser that the Release of Guaranties occurs at the Closing;

(xix)             results of a recent search, by a Person satisfactory to the Purchaser, of all effective Uniform Commercial Code financing statements and fixture filings and all judgment and Tax lien filings that may have been made with respect to the Shares, the GNELLC Interest, the FSELLC Interest and any assets or properties of the MGM Acquired Entities, together with copies of all such filings disclosed by such search;

(xx)                an executed counterpart of the Transitional Services Agreement;

(xxi)             FIRPTA certificates in form and substance reasonably satisfactory to Purchaser;

(xxii)          duly executed copies of the assignment and license agreements as required by Section 5.14(d), including evidence of the filing of all assignments with the United States Patent and Trademark Office, United States Copyright Office and any applicable domain name registries and any other documents executed by Parent or its Affiliates conveying the MGM Acquired Entities Owned Intellectual Property and the right to Use the Used Intellectual Property to Purchaser;

(xxiii)       a duly executed copy of the contribution agreement evidencing the Government Treasury Strips Transfer;

(xxiv)      duly executed copies of the consents required to be obtained by the MGM Parties pursuant to Section 5.27; and

(xxv)         all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as Purchaser may reasonably request to effect the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Purchaser.

(b)                   At the Closing, the Purchaser shall deliver or cause to be delivered to Seller:

(i)                       the Closing Date Purchase Price (less the Seller Financing) in immediately available funds by wire transfer to an account designated by Seller in writing to Purchaser with such notice being provided to Purchaser no less than five Business Days prior to the Closing Date;

(ii)                    an executed receipt for delivery of the Shares;

(iii)                 the executed Seller Note;

(iv)                the executed Poster Guaranty;

(v)                   the executed stock pledge agreement relating to the shares of PB Gaming owned by Timothy Poster and the stock certificate(s) evidencing such shares accompanied by stock power(s) duly executed in blank;

(vi)                copies of the principal transaction documents relating to the Financing;

(vii)             a copy of the Poster Note;

(viii)          a copy of the Articles of Incorporation of PB Gaming, certified as of a date within three Business Days of the Closing Date by the Secretary of State of the State of Nevada;

(ix)                  a copy, certified by the Secretary of PB Gaming of its Bylaws;

(x)                     an executed receipt for the Shares;

(xi)                  a copy, certified by the Secretary of Purchaser, of the resolutions of Purchaser’s board of directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement, which resolutions shall be in full force and effect and not revoked;

(xii)               a duly executed certificate of the President of Purchaser pursuant to Section 6.2(c);

(xiii)            a good standing certificate of each of Purchaser and PB Gaming issued by the Secretary of State of the State of Nevada, dated as of a date within three Business Days prior to the Closing Date;

(xiv)           a bring down good standing certificate, dated as of the Closing Date, of the certificate delivered pursuant to Section 2.3(b)(xiii), or a verbal confirmation from the Secretary of State of the State of Nevada on the Closing Date with respect to such good standing;

(xv)              an opinion from Purchaser’s outside counsel in form and substance reasonably satisfactory to Seller and its outside counsel addressing reasonable and customary matters for this type of transaction;

(xvi)           copies of Gaming Licenses required to be obtained by Purchaser or any of its directors, officers, employees, stockholders and Affiliates in connection with the consummation of the transactions contemplated by this Agreement;

(xvii)        an executed counterpart of the Transitional Services Agreement;

(xviii)     a duly executed copy of the solvency certificate from the Chief Financial Officer of the Purchaser in connection with paragraph (i) of the Commitment Letter; provided that Parent and Seller as a condition to delivery hereby expressly disclaim and waive any reliance on the information contained in the solvency certificate; and

(xix)             all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as Seller may reasonably request to effect the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Seller.

Section 2.4                                      Closing Date Purchase Price.  Two days prior to the Closing Date, Seller shall deliver to Purchaser the Estimated Working Capital Statement for the MGM Acquired Entities (the “Estimated Working Capital Statement”).  The Estimated Working Capital Statement shall be prepared by Seller using the same types of management judgments, estimates, forecasts, policies, opinions and allocations, including reserve calculations, that were used for the Target Working Capital calculation in Schedule IA.  The amount of Working Capital of the MGM Acquired Entities set forth on the Estimated Working Capital Statement shall hereinafter be referred to as the “Adjusted Working Capital.”  Purchaser (and its independent accountants) shall be afforded the opportunity to review and participate in the preparation of the Estimated Working Capital Statement.  The “Closing Date Purchase Price” shall be equal to $215,000,000 (the “Base Price”), adjusted as follows: (i) if the Adjusted Working Capital is greater than the Target Working Capital, then the Closing Date Purchase Price shall be increased by the amount of such excess; or (ii) if the Adjusted Working Capital is less than the Target Working Capital, then the Closing Date Purchase Price shall be decreased by the amount of such deficiency.  The Seller and Purchaser agree that $197,000,000 of the Base Price shall be allocated to GNLV and $18,000,000 of the Base Price shall be allocated to GNL and that any adjustments to the Base Price resulting from the calculation of the Closing Date Purchase Price and the Final Purchase Price shall be allocated to GNLV and GNL in the same proportion.

Section 2.5                                      Post-Closing Adjustment Procedures to the Closing Date Purchase Price.

(a)                    As promptly as practicable, but no later than sixty days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth the Working Capital of the MGM Acquired Entities as of the Closing Date (the “Working Capital Statement”).  The Working Capital Statement shall be prepared by Purchaser using the same types of management judgments, estimates, forecasts, policies, opinions and allocations, including reserve calculations, that were used for the Target Working Capital calculation in Schedule IA.  Following the Closing, each of Purchaser and Seller shall give the other Person and any independent accountants of such other Person access at all reasonable times to the properties, books, records and personnel of the MGM Acquired Entities relating to periods prior to the Closing for purposes of preparing and reviewing the Working Capital Statement.  Seller shall have thirty days following delivery to Seller of the Working Capital Statement during which to notify Purchaser in writing of any dispute of any item contained in the Working Capital Statement, which notice shall set forth in reasonable detail the basis for such dispute and the Working Capital proposed by Seller (the “Dispute Notice”).  If Seller fails to notify Purchaser in writing of any dispute within such thirty-day period, the Working Capital Statement shall be deemed to be a “Final Statement.”  In the event that Seller shall so notify Purchaser of any dispute on or prior to such thirtieth day, any amounts contained in the Working Capital Statement that are not disputed by Seller in the Dispute Notice shall be deemed to have been finally determined for purposes of calculating the Actual Working Capital.  For a period of fifteen days following the delivery of the Dispute Notice to Purchaser, the President and Chief Financial Officer (or the person or persons performing similar functions) of each of Purchaser and Seller shall attempt to resolve in good faith the amounts disputed in the Dispute Notice.  During such fifteen-day period, Purchaser shall be permitted to review the working papers of Seller and Seller’s auditors relating to the Estimated Working Capital Statement and the Dispute Notice, and Seller shall be permitted to review the working papers of Purchaser and Purchaser’s auditors relating to the Working Capital Statement.  Amounts resolved by such attempts within such fifteen-day period shall be deemed to have been finally determined for purposes of calculating the Actual Working Capital.

(b)                   If Purchaser and Seller are unable to resolve any such dispute prior to the end of such fifteen-day period, an accounting firm mutually acceptable to both Purchaser and Seller (the “Independent Accounting Firm”) shall be deemed appointed by Purchaser and Seller to resolve such dispute and such determination shall be final and binding on the parties to this Agreement.  If Purchaser and Seller cannot mutually agree on the selection of the Independent Accounting Firm, Purchaser and Seller shall submit to such other Person’s independent accountants the name of a nationally recognized accounting firm which does not at the time and has not in the prior two years provided audit or other attestation services to any of the MGM Parties or Purchaser or any of their respective Affiliates, and the Independent Accounting Firm shall be selected by lot from these two firms by the independent accountants of Purchaser and Seller.  The Independent Accounting Firm may not make any determination with respect to any matter not set forth in the Dispute Notice and the Independent Accounting Firm’s determination shall not be more than the Working Capital set forth in the Dispute Notice or less than the amount of the Working Capital of the MGM Acquired Entities as of the Closing Date set forth in the Working Capital Statement.  Each of Purchaser and Seller and their respective independent accountants shall give the Independent Accounting Firm access at all reasonable times to the properties, books, records and personnel of the MGM Acquired Entities relating to periods prior to the Closing for purposes of reviewing the Estimated Working Capital Statement, the Dispute Notice and the Working Capital Statement and calculating the Actual Working Capital.  The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty days of submission of the Estimated Working Capital Statement, the Dispute Notice and the Working Capital Statement to it and, in any case, as promptly as practicable after such submission.  The Working Capital Statement, as modified by resolution of any disputes by Purchaser and Seller or by the Independent Accounting Firm, shall be deemed to be a “Final Statement.”

(c)                    Any expenses relating to the engagement of the Independent Accounting Firm shall be paid by Purchaser and Seller in proportion to the percentage of the dollar value of the disputed items prevailed upon by each Person.  Each of Purchaser and Seller shall pay all advisors’ fees, charges and expenses incurred by such Person in connection with the dispute.

Section 2.6                                      Post-Closing Adjustment to the Closing Date Purchase Price.

(a)                    The Closing Date Purchase Price shall be adjusted as follows:  (i) if the Actual Working Capital is greater than the Adjusted Working Capital, then the Closing Date Purchase Price shall be increased by the amount of such excess; or (ii) if the Actual Working Capital is less than the Adjusted Working Capital, then the Closing Date Purchase Price shall be decreased by the amount of such deficiency.

(b)                   To the extent the Actual Working Capital is: (i) greater than the Adjusted Working Capital, Purchaser shall, within ten days of Purchaser’s receipt of the Final Statement, deliver by wire transfer of immediately available funds to the account specified by Seller in writing for the Closing Date Purchase Price, an amount equal to such excess; or (ii) less than the Adjusted Working Capital, Seller shall, within ten days of Seller’s receipt of the Final Statement, deliver by wire transfer of immediately available funds to an account specified by Purchaser in writing (no later than two Business Days prior to the expiration of such ten day period), an amount equal to such deficiency, in either case without interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MGM PARTIES

Each of the MGM Parties, jointly and severally, represents and warrants to Purchaser that the statements contained in this Article III are true and correct, except as set forth herein and in the disclosure schedule delivered by the MGM Parties to Purchaser before the execution and delivery of this Agreement (the “Disclosure Schedule”).

Section 3.1                                      Organization and Qualification.

(a)                    Except as set forth in Section 3.1(a) of the Disclosure Schedule, each of the MGM Parties is duly organized, validly existing and in good standing under the laws of the State of Nevada (or in the case of Parent, Delaware) and has all requisite corporate or other, power and authority to carry on its business as now being conducted.  GNLV is duly qualified or licensed to do business and is in good standing in Mississippi, which, is the only jurisdiction where the character of the property owned, leased or operated by the MGM Acquired Entities or the nature of the business conducted by the MGM Acquired Entities makes such qualification or licensing to do business necessary, except for such jurisdictions where the failure to so qualify or be licensed would not reasonably be expected to have a Material Adverse Effect.

(b)                   Parent has delivered to Purchaser a complete, accurate and current copy of the Articles of Incorporation and Bylaws or comparable charter and organizational documents of the MGM Acquired Entities, in each case as amended to the date of this Agreement.  The stock transfer books and minute books or similar records of the MGM Acquired Entities, which have heretofore been delivered or made available by the MGM Parties to Purchaser, are complete, accurate and current.  To the knowledge of any of the MGM Parties, no matter was disclosed in the minute books of GNLV for the years 1974-1988 that would reasonably be expected to have a Material Adverse Effect.

Section 3.2                                      Capitalization.

(a)                    The authorized capital stock of GNLV consists solely of 1,000,000 shares of common stock, par value $1.00 per share (the “GNLV Common Stock”), of which 25,000 shares of GNLV Common Stock are issued and outstanding, all of which are owned of record and beneficially by Seller and, except as set forth in Section 3.2(a) of the Disclosure Schedule, are free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer as may be imposed under applicable Laws.  All of the issued and outstanding shares of GNLV Common Stock have been duly authorized, validly issued and fully paid, are nonassessable, are not subject to any preemptive or other similar rights and have not been issued in violation of any applicable Laws, the GNLV

Articles of Incorporation, the GNLV Bylaws or the terms of any Contract to which any of the MGM Parties is a party or bound.  There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares of GNLV Common Stock.  There are no bonds, debentures, notes or other indebtedness of GNLV having voting rights (or convertible into securities having voting rights).  There are no shares or other equity interests or securities of GNLV reserved for issuance or any outstanding subscriptions, options, warrants, rights, “phantom” stock rights, convertible or exchangeable securities, stock appreciation rights, or other Contracts (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any shares of GNLV Common Stock or other equity interests or securities of GNLV, or any interest in, exchangeable for, or convertible into, shares of GNLV Common Stock or other equity interests or securities of GNLV.

(b)                   The authorized capital stock of GNL consists solely of 2,500 shares of common stock, no par value per share (the “GNL Common Stock”), of which 100 shares of GNL Common Stock are issued and outstanding, all of which are owned of record and beneficially by Seller and, except as set forth in Section 3.2(b) of the Disclosure Schedule, are free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer as may be imposed under applicable Laws.  All of the issued and outstanding shares of GNL Common Stock have been duly authorized, validly issued and fully paid, are nonassessable, are not subject to preemptive or other similar rights and have not been issued in violation of any applicable Laws, the GNL Articles of Incorporation, the GNL Bylaws or the terms of any Contract to which any of the MGM Parties is a party or bound.  There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares of GNL Common Stock.  There are no bonds, debentures, notes or other indebtedness of GNL having voting rights (or convertible into securities having voting rights).  There are no shares or other equity interests or securities of GNL reserved for issuance or any outstanding subscriptions, options, warrants, rights, “phantom” stock rights, convertible or exchangeable securities, stock appreciation rights or other Contracts (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any shares of GNL Common Stock or other equity interests or securities of GNL, or any interest in, exchangeable for, or convertible into, shares of GNL Common Stock or other equity interests or securities of GNL.

(c)                    The authorized capital of GNELLC consists solely of member’s interests, of which 100% are issued and outstanding, all of which are owned of record and beneficially by GNLV and, except as set forth in Section 3.2(c) of the Disclosure Schedule, are free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer as may be imposed under applicable Laws.  The GNELLC Interest has been duly authorized and validly issued, is not subject to any preemptive or similar rights and has not been issued in violation of any applicable Laws, the GNELLC Articles of Organization, the GNELLC Operating Agreement or the terms of any Contract to which any of the MGM Parties is a party or bound.  There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire the GNELLC Interest.  There are no bonds, debentures, notes or other indebtedness of GNELLC having rights (or convertible into securities having voting rights).  There are no interests or other securities of GNELLC reserved for issuance or any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other Contracts granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any interests in GNELLC or other securities of GNELLC, or any interest in, exchangeable for or convertible into, interests of GNELLC or other securities of GNELLC.

(d)                   The authorized capital of FSELLC consists solely of 1,800 voting units and 360 non-voting units, of which 1700 voting units and 360 non-voting units are issued and outstanding, of which 300 voting units and 180 non-voting units are owned of record and beneficially by GNELLC and, except as set forth in Section 3.2(d) of the Disclosure Schedule, are free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer as may be imposed under applicable Laws.  The FSELLC Interest has been duly authorized and validly issued, and has not been issued in violation of any applicable Laws, the FSELLC Articles of Organization, the FSELLC Operating Agreement or the terms of any Contract to which any of the MGM Parties or, to the knowledge of any of the MGM Parties, FSELLC is a party or bound.  Section 3.2(d) of the Disclosure Schedule sets forth, to the knowledge of any of the MGM Parties, the managers of FSELLC and the members of FSELLC, together with their ownership of voting and non-voting units of FSELLC.  Section 3.2(d) of the Disclosure Schedule sets forth the date and amount and number of voting or non-voting units received for each capital contribution made by Golden Nugget Experience Corp. (the predecessor of GNELLC) and GNELLC in respect of its purchase of the FSELLC Interest.  Section 3.2(d) of the Disclosure Schedule sets forth a schedule of all loans and advances to, guarantees made on behalf of, letters of credit issued on behalf of and any other credit enhancement arrangements made by or on behalf of FSELLC by GNLV and/or GNELLC (the “FSELLC Loans”), and also contains the material terms, including, principal amount, maturity date and repayment schedule of loans and advances.  Parent has delivered to Purchaser complete, accurate and current copies of the FSELLC Loans.  To the knowledge of any of the MGM Parties, the FSELLC Loans are valid and binding obligations of FSELLC and are in full force and effect and enforceable by GNLV and/or GNELLC in accordance with their terms and there has been no breach or default or claim of default and, to the knowledge of any of the MGM Parties, no event has occurred which, with or without notice, the passage of time, or both, would constitute a default by FSELLC.  Except as set forth in Section 8.4 (Budget) of the FSELLC Operating Agreement or as required by applicable Law, GNELLC is not obligated to make any additional capital contributions in FSELLC.  No member of FSELLC is obligated to make loans to FSELLC.  Except for the FSELLC Operating Agreement, GNELLC has not entered into or consummated any Contract for the purchase or sale of voting and/or non-voting units of FSELLC or with respect to the voting of the FSELLC Interest.

(e)                    Except for its ownership of the BRRI Shares, the GNMC Shares, the GNELLC Interest and the FSELLC Interest, GNLV does not own directly or indirectly, of record or beneficially, or have the right to acquire under any Contract, any capital stock or equity interests or any securities convertible, exchangeable, redeemable or exercisable into capital stock or equity interests of any other Person.  GNL does not own directly or indirectly, of record or beneficially, or have the right to acquire under any Contract, any capital stock or equity interests or any securities convertible, exchangeable, redeemable or exercisable into capital stock or equity interests of any other Person.  Except for its ownership of the FSELLC Interest, GNELLC does not own directly or indirectly, of record or beneficially, or except, with respect to voting and non-voting units of FSELLC pursuant to Section 4.1(c) (Preemptive Rights) and Section 8.4 (Budget) of the FSELLC Operating Agreement, have the right to acquire under any Contract, any capital stock or equity interests or any securities convertible, exchangeable, redeemable or exercisable into capital stock or equity interests in any other Person.

(f)                      Upon consummation of the Distribution, GNLV shall not own directly or indirectly, of record or beneficially, any shares of capital stock or equity interests of BRRI or GNMC.

Section 3.3                                      Authority; No Conflict; Required Filings and Consents.

(a)                    Each of the MGM Parties has all requisite corporate or company power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the MGM Parties and the performance by the MGM Parties of the transactions that are contemplated by this Agreement have been duly authorized by all necessary corporate or company action on the part of the MGM Parties, respectively.  No corporate or company act or proceeding on the part of the MGM Parties or their respective stockholders or members is necessary to authorize, execute, deliver and perform this Agreement and consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each of the MGM Parties and, assuming this Agreement constitutes the valid and binding obligation of Purchaser, constitutes the valid and binding obligation of each of the MGM Parties, enforceable against each of the MGM Parties, jointly and severally, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

(b)                   Except as set forth in Section 3.3(b) of the Disclosure Schedule, the execution and delivery of this Agreement by each of the MGM Parties does not, and the consummation by each of the MGM Parties of the transactions to which it is a party that are contemplated by this Agreement, including the Distribution and the Intercompany Account Settlement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation (in the case of Parent, its Certificate of Incorporation and in the case of GNELLC, its Articles of Organization) or Bylaws (in the case of GNELLC, the GNELLC Operating Agreement and the FSELLC Operating Agreement) of the MGM Parties, (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation or continuance of any Encumbrance on the Shares, the GNELLC Interest, the FSELLC Interest or any of the assets or properties of the MGM Acquired Entities pursuant to, any Contract, permit or obligation to which any of the MGM Parties is a party or by which any of the MGM Parties or any of their respective assets or properties is bound or (iii) conflict with or violate any Law or Governmental Order applicable to any of the MGM Parties or the Shares, the GNELLC Interest, the FSELLC Interest or any of the assets or properties of the MGM Acquired Entities.

(c)                    Except for (i) the filing of notification reports under the HSR Act, (ii) any Governmental Approvals related to, or arising out of, compliance with (x) Gaming Laws and (y) Gaming Licenses, (iii) any Governmental Approvals related to, or arising out of, compliance with Liquor Licenses, (iv) any Governmental Approvals as may be required under applicable state securities Laws, (v) any Governmental Approvals as may be required under any environmental health or safety Laws pertaining to any notification, disclosure or required approval triggered by the Closing or the transactions contemplated by this Agreement, (vi) the matters relating to consummating the Seller Financing and (vii) the satisfaction or waiver of the closing conditions in Section 6.1 and Section 6.3 and the closing deliveries in Section 2.3(a), no Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any other Person is required in connection with the execution, delivery and performance by the MGM Parties of this Agreement and consummation by the MGM Parties of the transactions contemplated by this Agreement.

Section 3.4                                      Financial Information.

(a)                    Section 3.4(a) of the Disclosure Schedule contains audited (i) Supplemental Consolidating Balance Sheet Information of Parent, including Consolidated (excluding BRRI) Balance Sheet Information of GNLV and its Subsidiaries as of December 31, 2000, 2001 and 2002 (such balance sheet as of December 31, 2002 is referred to herein as the “GNLV Balance Sheet”), and (ii) Supplemental Consolidating Income Statement Information and Supplemental Consolidating Cash Flows Information of Parent, including Consolidated (excluding BRRI) Income Statement Information and Consolidated (excluding BRRI) Cash Flows Information of GNLV and its Subsidiaries for each of the years ended December 31, 2001 and 2002, audited by Deloitte & Touche LLP for the 2002 fiscal year and Arthur Andersen LLP for the 2001 and 2000 fiscal years, whose reports thereon are included therein (including all notes thereto).  Section 3.4(a) of the Disclosure Schedule contains (x) a pro forma, unaudited consolidated balance sheet of GNLV and GNELLC as of March 31, 2003, assuming the consummation of the Distribution and the Intercompany Account Settlement and (y) pro forma, unaudited consolidated statements of income and cash flows of GNLV and GNELLC for the three months ended March 31, 2003, assuming the consummation of the Distribution and the Intercompany Account Settlement.  The Consolidated (excluding BRRI) Balance Sheet Information of GNLV and its Subsidiaries included in the audited Supplemental Consolidating Balance Sheet Information of Parent and the notes thereto are true, complete and accurate, have been prepared in accordance with the books of account and other financial records of GNLV and its Subsidiaries (excluding BRRI), and present fairly the assets, liabilities and financial condition of GNLV and its Subsidiaries on a consolidated basis (excluding BRRI) as of the respective dates thereof, and the Consolidated (excluding BRRI) Income Statement Information of GNLV and its Subsidiaries and Consolidated (excluding BRRI) Cash Flows Information of GNLV and its Subsidiaries included in the audited Supplemental Consolidating Income Statement Information of Parent and the audited Supplemental Consolidating Cash Flows Information of Parent and the notes thereto are true, complete and accurate, have been prepared in accordance with the books of account and other financial records of GNLV and its Subsidiaries (excluding BRRI), and present fairly the results of operations of GNLV and its Subsidiaries on a consolidated basis (excluding BRRI) for the periods therein referred to, all in accordance with GAAP.  The pro forma, unaudited consolidated balance sheet and the pro forma, unaudited statements of income and cash flows of GNLV and GNELLC have been prepared in accordance with the books of account and other financial records of GNLV and GNELLC by management of GNLV based upon reasonable assumptions, consistent with past practice and in accordance with GAAP.

(b)                   Section 3.4(b) of the Disclosure Schedule contains audited (i) Supplemental Consolidating Balance Sheet Information of Parent, including Balance Sheet Information of GNL as of December 31, 2000, 2001 and 2002 (such balance sheet as of December 31, 2002 is referred to herein as the “GNL Balance Sheet”), and (ii) Supplemental Consolidating Income Statement Information and Supplemental Consolidating Cash Flows Information of Parent, including Income Statement Information and Cash Flows Information of GNL for each of the years ended December 31, 2001 and 2002, audited by Deloitte & Touche LLP for the 2002 fiscal year and Arthur Andersen LLP for the 2001 and 2000 fiscal years, whose reports thereon are included therein (including all notes thereto).  Section 3.4(b) of the Disclosure Schedule contains (x) a pro forma, unaudited balance sheet of GNL as of March 31, 2003, assuming the consummation of the Intercompany Account Settlement and (y) pro forma, unaudited statements of income and cash flows of GNL for the three months ended March 31, 2003, assuming the consummation of the Intercompany Account Settlement.  The Balance Sheet Information of GNL included in the audited Supplemental Consolidating Balance Sheet Information of Parent and the notes thereto are true, complete and accurate, have been prepared in accordance with the books of account and other records of GNL and present fairly the assets, liabilities and financial condition of GNL as of the respective dates thereof, and the Income Statement Information and Cash Flows Information of GNL included in the audited Supplemental Consolidating Income Statement Information of Parent and audited Supplemental Consolidating Cash Flows Information of Parent and the notes thereto are true, complete and accurate, have been prepared in accordance with the books of account and other financial records of GNL and present fairly the results of operation of GNL for the periods therein referred to, all in accordance with GAAP.  The pro forma, unaudited balance sheet and the pro forma, unaudited statements of income and cash flows of GNL have been prepared in accordance with the books of account and other financial records of GNL by management of GNL based upon reasonable assumptions, consistent with past practice and in accordance with GAAP.

(c)                    Section 3.4(c) of the Disclosure Schedule contains an unaudited balance sheet of GNELLC as of December 31, 2000, 2001 and 2002 (such balance sheet as of December 31, 2002 is referred to herein as the “GNELLC Balance Sheet”).  The unaudited balance sheet of GNELLC has been prepared in accordance with the books of account and other financial records of GNELLC by management of GNELLC based upon reasonable assumptions, consistent with past practice and in accordance with GAAP.

Section 3.5                                      No Undisclosed Liabilities.  Except as set forth in Section 3.5 of the Disclosure Schedule, and except for any Liabilities of any kind for bodily injury, property damage, illness or injury or under any employee benefit, pension, disability or medical plan whether or not subject to any workers’ compensation Law, which Liability arises out of any occurrence prior to the Closing Date or related to any event occurring prior to the Closing Date regardless of when the actual claim may be reported (“IBNR”), none of the MGM Acquired Entities has any Liability of any nature that is not reflected or reserved against in the case of GNLV, the GNLV Balance Sheet or otherwise disclosed in the notes thereto, in the case of GNL, in the GNL Balance Sheet or otherwise disclosed in the notes thereto, and in the case of GNELLC, in the GNELLC Balance Sheet and other than Liabilities incurred subsequent to December 31, 2002 in the Ordinary Course of Business which would reasonably be expected to have a Material Adverse Effect.  None of the MGM Acquired Entities knows or has any reasonable expectation of any basis for the assertion against the MGM Acquired Entities, respectively, of any such Liability.  The letters from Parent dated October 31, 2002 and April 8, 2003 to LG CNS Co., Ltd. and The Export-Import bank of Korea delivered by Parent to Purchaser, respectively, do not rise to a guarantee or obligation of the MGM Acquired Entities with respect to the subject matters of such letters and none of the MGM Acquired Entities has assumed any Liability with respect to such matters or entities.

Section 3.6                                      Absence of Certain Changes or Events.  Except as disclosed in Section 3.6 of the Disclosure Schedule, since December 31, 2002, except as contemplated by this Agreement, the business and operations of each of the MGM Acquired Entities have been conducted only in the Ordinary Course of Business and, since such date, there has not been (a) any Material Adverse Effect and (b) any action which, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.1 (excluding any requirement set forth in Section 5.1 to give notice as to any action occurring prior to the date of this Agreement).

Section 3.7                                      Taxes.  Except as set forth in Section 3.7 of the Disclosure Schedule:

(a)                    Parent and each of the MGM Acquired Entities (i) has timely filed (taking into account all valid extensions of time for filing) with the appropriate taxing authorities all material federal, state and local income Tax Returns and, with respect to the MGM Acquired Entities only, all other material Tax Returns required to be filed through the date hereof and (ii) will timely file any such returns required to be filed (taking into account all valid extensions of time for filing) on or prior to the Closing Date.  Such Tax Returns are (and, to the extent they will be filed prior to the Closing, will be) complete and accurate in all material respects.  None of the MGM Acquired Entities has pending any request for an extension of time within which to file Tax Returns.

(b)                   Parent has paid or will pay all material income Taxes in respect of periods or portions thereof beginning before and ending on or before the Closing Date, or has or will provide an adequate reserve therefore on its financial statements.  Each of the MGM Acquired Entities has paid or will pay all material Taxes in respect of periods or portions thereof beginning before and ending on or before the Closing Date or has or will provide an adequate reserve therefore on its financial statements.

(c)                    No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the MGM Acquired Entities.  None of the MGM Acquired Entities has received notice of any such pending audits or proceedings.  There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the MGM Acquired Entities.

(d)                   Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted, or to the knowledge of any of the MGM Acquired Entities threatened to assert, against any of the MGM Acquired Entities any material deficiency or material claim for Taxes.

(e)                    There are no Encumbrances for Taxes upon any property or assets of the MGM Acquired Entities, except for Encumbrances for Taxes not yet due and payable and as to which adequate reserves have been established on the financial statements of the MGM Acquired Entities.

(f)                      None of the MGM Acquired Entities has any obligation under any Tax sharing agreement or similar arrangement with any other Person with respect to Taxes of such other Person.

(g)                   None of the MGM Acquired Entities has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of the MGM Acquired Entities.

(h)                   None of the MGM Acquired Entities has received a written ruling from any taxing authority.  No closing agreement pursuant to Section 7121 of the Code (or similar provision of state, local or foreign Law) has been entered into by or with respect to the MGM Acquired Entities.

(i)                       None of the MGM Acquired Entities has agreed to or is required to make any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise for any taxable period for which the applicable statute of limitations has not yet expired.

(j)                       No jurisdiction where any of the MGM Acquired Entities does not file a Tax Return has made a claim that any of such entities is required to file a Tax Return in such jurisdiction.

Section 3.8                                      Real Property.

(a)                    Section 3.8(a) of the Disclosure Schedule identifies a complete, accurate and current list, including the address or other description, and the identity of the holder of title, of all real property owned by the MGM Acquired Entities (including all land, and all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”), and Section 3.8(a) of the Disclosure Schedule identifies a complete, accurate and current list of all real property leased or operated by the MGM Acquired Entities, including the date of each Lease, the expiration date of such Lease, the term of such Lease, the parties to such Lease, all renewal rights and options to purchase and a description of the demised premises thereunder (including all leasehold, subleasehold, ground leasehold, or other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property used in connection with any of the MGM Acquired Entities and the operation of its business) (collectively, the “Leased Real Property” and together with the Owned Real Property shall be referred to herein collectively as the “Real Property”).  Each of the MGM Acquired Entities is in lawful possession of all of the Real Property, subject only to Permitted Exceptions.

(b)                   With respect to each parcel of the Owned Real Property, except as set forth in Section 3.8(b)(x) of the Disclosure Schedule:  (i) an MGM Acquired Entity has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Encumbrances, except (A) Encumbrances for real estate Taxes or ad valorem Taxes that are not past due; (B) easements for the erection and maintenance of public utilities exclusively serving the properties and other matters set forth in Section 3.8(b)(y) of the Disclosure Schedule that, to the knowledge of any of the MGM Parties, neither (I) materially interferes with the use or operation of an MGM Acquired Entity in the conduct of its business as it is presently conducted, or (II) renders title to the Owned Real Property unmarketable or uninsurable; and (C) Tenant Leases (collectively with (A), (B) and (C), the “Permitted Exceptions”); (ii) except as set forth in Section 3.8(b)(y) and Section 3.8(d) of the Disclosure Schedule, an MGM Acquired Entity has neither leased nor otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof except for licensing of hotel rooms in the Ordinary Course of Business; (iii) there are no outstanding options, rights of first offer, rights of reverter, or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein; and (iv) none of the MGM Acquired Entities is a party to any Contract to purchase any real property or interest therein.

(c)                    Complete, accurate and current copies of all Leases pursuant to which the Leased Real Property is leased or operated have been delivered or made available by the MGM Parties to Purchaser and there are no other material Contracts between or among the MGM Parties and their respective Subsidiaries or Affiliates, with respect to the Leased Real Property or otherwise relating to the use and occupancy of the Real

Property.  With respect to each Lease, except as set forth in Section 3.8(c) of the Disclosure Schedule, (i) each party named therein is not in default thereunder, (ii) no defaults (whether or not subsequently cured) are currently alleged thereunder, by or against either party, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iii) such Lease is a valid and binding obligation upon the applicable MGM Acquired Entity and, to the knowledge of the applicable MGM Acquired Entity, is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by the applicable MGM Acquired Entity in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to creditors’ rights generally, and (y) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity), (iv) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (v) there are no disputes with respect thereto, (vi) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease that has not been redeposited in full, except where the failure to redeposit such security deposit would not reasonably be expected to have a Material Adverse Effect, (vii) none of the MGM Acquired Entities owes any brokerage commissions or finder’s fees with respect to such Lease, (viii) the landlord thereunder is not an Affiliate of any of the MGM Acquired Entities, (ix) the interest of tenant thereunder has not been subleased, licensed, or assigned, and no Person has otherwise been granted the right to use or occupy the Leased Real Property or any portion thereof, (x) to the knowledge of any of the MGM Parties, the interest of tenant thereunder has not been collaterally assigned nor has any other security interest in such Lease or any interest therein been granted and (xi) there are no Encumbrances, Contracts, defects, claims or exceptions on or affecting the estate or interest created thereby or pursuant thereto.

(d)                   A complete, accurate and current rent roll for the Tenant Leases (the “Rent Roll”) is set forth in Section 3.8(d) of the Disclosure Schedule.  There are no Tenant Leases with respect to the Real Property other than the Tenant Leases which are set forth on the Rent Roll.  Except as set forth in the Rent Roll, to the knowledge of any of the MGM Parties, as of the date of this Agreement: (i) each Tenant Lease is in full force and effect; (ii) the tenants have accepted possession of, and are in occupancy of, all of their respective demised premises and have commenced the payment of rent under the Tenant Leases to the extent set forth on the Rent Roll, and there are no offsets, claims or defenses to the enforcement thereof presently outstanding; (iii) all rents due and payable under the Tenant Leases have been paid and no portion of any rent has been paid for any period more than thirty days in advance; (iv) the rent payable under each Tenant Lease is the amount of rent set forth in the Rent Roll, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to such rent; (v) no tenant or other party in possession of any of the Real Property subject to the Tenant Leases has any right to purchase, or holds any right of first refusal to purchase, such properties; (vi) no Tenant

Lease letter of credit has been delivered as a security deposit, or in lieu of cash security deposit, under any Tenant Lease; (vii) there is no tenant improvement work remaining to be done under any Tenant Lease; and (viii) there are no remaining rent concessions, tenant allowances or abatements with respect to any Tenant Lease.  All security deposits under the Tenant Leases are as set forth on the Rent Roll and each of the MGM Acquired Entities is in material compliance with all Laws with respect to all security deposits.  The Rent Roll sets forth the scheduled expiration date of each Tenant Lease and any arrearages in the payment of rent thereunder as of the date of the Rent Roll.  Section 3.8(d) of the Disclosure Schedule may be amended after the date of this Agreement to add Tenant Leases and to add additional agreements comprising the Tenant Leases so long as the MGM Parties comply with Section 5.1 of this Agreement.  Each Tenant Lease is enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).  The MGM Parties have delivered or made available to Purchaser complete, accurate and current copies of each Tenant Lease.  None of the MGM Acquired Entities owes or will owe any brokerage commissions in respect of the Tenant Leases.

(e)                    Except as set forth in Section 3.8(e) of the Disclosure Schedule, all material buildings, structures, fixtures, building systems and equipment included in the Real Property (the “Improvements”) are in good condition and repair in all material respects, subject to reasonable wear and tear, and there are no facts or conditions affecting any of the Improvements that would adversely interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business presently conducted thereon.

(f)                      None of the MGM Acquired Entities has received notice of any currently proposed or pending assessment for public improvements or otherwise.

(g)                   The present use of the Improvements is in substantial conformity with or is excused from conformity with all applicable Laws, and none of the MGM Acquired Entities has received any notice of violation thereof.  The MGM Parties have not received written notice of, or to the knowledge of any Vice President of the MGM Acquired Entities, any assertion of, violation of any Improvements of any zoning ordinance.

(h)                   All requisite certificates of occupancy required with respect to the Improvements on any of the Real Property have been obtained and are currently in full force and effect.

(i)                       Prior to the date of this Agreement, the MGM Parties have delivered or made available to Purchaser complete, accurate and current copies of all deeds, mortgages, surveys, licenses, title insurance policies, certificates of occupancy, or equivalent documentation with respect to the Real Property and other documents relating to or affecting the title to the Owned Real Property or leasehold interests in the Leased Real Property in the MGM Parties’ possession.

(j)                       Except as set forth in Section 3.8(j) of the Disclosure Schedule, none of the MGM Acquired Entities has received written notice of, or has any knowledge of, any action, proceeding or litigation pending, overtly contemplated or threatened: (i) to take all or any material portion of the Real Property, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Real Property or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Real Property; or (iv) otherwise relating to the Real Property or the interests of any of the MGM Acquired Entities therein.

(k)                    The parcels constituting the Owned Real Property are assessed separately from all other adjacent property not constituting Owned Real Property for purposes of real property Taxes and the Leased Real Property and each of the parcels of the Owned Real Property complies with all applicable subdivision, land parcelization and local governmental taxation or separate assessment requirements, without reliance on property not constituting Real Property.

(l)                       Except as contemplated by this Agreement, there are no Contracts or other obligations outstanding for the sale, exchange, Encumbrance or transfer of any of the Real Property, or any portion of it.

Section 3.9                                      Tangible Personal Property.  Section 3.9 of the Disclosure Schedule sets forth each item of Tangible Personal Property (other than inventory and supplies) owned by the MGM Acquired Entities having an initial purchase price in excess of $50,000 (including subsequent installment payments).  Section 3.9 of the Disclosure Schedule sets forth each item of Tangible Personal Property leased by any of the MGM Acquired Entities (other than pursuant to individual leases having an annual rental of less than $50,000 or that are terminable by any of the MGM Acquired Entities prior to the Closing Date without Liability to the MGM Acquired Entities).  Section 3.9 of the Disclosure Schedule sets forth an inventory of all gold nuggets on display at GNLV and except as set forth in Section 3.9 of the Disclosure Schedule, such gold nuggets are owned by GNLV free and clear of all Encumbrances.  Section 3.9 of the Disclosure Schedule lists each live gaming device (including gaming tables), electronic gaming devices (including all slot machines), and other gaming-related equipment owned, leased or otherwise used by the MGM Acquired Entities.  Except as set forth in Section 3.9 of the Disclosure Schedule, the Tangible Personal Property owned by the MGM Acquired Entities is free and clear of all Encumbrances.  Except as set forth in Section 3.9 of the Disclosure Schedule, the Tangible Personal Property owned by the MGM Acquired Entities is located at the Real Property.  The Tangible Personal Property owned or leased by the MGM Acquired Entities is in working order, subject to ordinary wear and tear, or, if not, such failure would not reasonably be expected to have a Material Adverse Effect.  The Tangible Personal Property owned by the MGM Acquired Entities has been maintained in all material respects in accordance with past practice of the MGM Acquired Entities.

Section 3.10                                Intellectual Property.

(a)                    Section 3.10(a) of the Disclosure Schedule sets forth, for all of the following included in MGM Acquired Entities Owned Intellectual Property, a complete list of all United States, foreign, international and state:  (i) Patents and Patent applications; (ii) Trademark registrations, applications and material unregistered Trademarks; (iii) Domain Names; (iv) Copyright registrations, applications and material unregistered Copyrights; (v) Trademarks for which registration efforts will not be pursued or will not be renewed due to discontinued use; and (vi) Domain Names that will not be maintained or have been discontinued and allowed to reenter the Domain Name market.

(b)                   Section 3.10(b) of the Disclosure Schedule sets forth a complete list of all IP Agreements and IP Enforcement Documents.  The listing of IP Agreements and IP Enforcement Documents shall include a brief description of the rights covered by each agreement.

(c)                    Except as set forth on Section 3.10(c) of the Disclosure Schedule, there is no pending or, to the knowledge of any of the MGM Parties, threatened IP Claim against Parent or its Affiliates involving MGM Acquired Entities Owned Intellectual Property or Used Intellectual Property, (i) alleging Infringement of Intellectual Property rights of any Person, (ii) alleging that such Intellectual Property is defamatory, obscene or otherwise in violation of applicable Law or (iii) challenging Parent’s or its Affiliates’ ownership or Use of, or the validity, enforceability or registrability of any such Intellectual Property, and there is no reasonable basis for an IP Claim regarding any of the foregoing except as such IP Claim would not reasonably be expected to have a Material Adverse Effect.

(d)                   Except as set forth on Section 3.10(d) of the Disclosure Schedule, none of Parent or its Affiliates has brought or threatened an IP Claim against any Person (i) alleging Infringement of MGM Acquired Entities Owned Intellectual Property or Used Intellectual Property or (ii) challenging any Person’s ownership or Use of, or the validity, enforceability or registrability of any Intellectual Property based upon Parent’s or any of its Affiliates’ rights in the MGM Acquired Entities Owned Intellectual Property or Used Intellectual Property, and there is no reasonable basis for an IP Claim regarding any of the foregoing.  Section 3.10(d) of the Disclosure Schedule may be amended after the date of this Agreement to add any IP Claim brought or threatened against any Person by Parent or its Affiliates acting in good faith.

(e)                    Except as set forth on Section 3.10(e) of the Disclosure Schedule, at Closing, (i) the MGM Acquired Entities will own all MGM Acquired Entities Owned Intellectual Property, free and clear of all Encumbrances, and have the valid and enforceable right to Use all Used Intellectual Property and (ii) all MGM Acquired Entities Owned Intellectual Property will list the MGM Acquired Entities as the sole current owner of record for each continuing application and registration listed in Section 3.10(a) of the Disclosure Schedule with the appropriate United States, state or foreign Governmental Entity.

(f)                      Except as set forth on Section 3.10(f) of the Disclosure Schedule, and except for Trademarks for which registration efforts will not be pursued or will not be renewed due to discontinued use and Domain Names that will not be maintained or have been discontinued and allowed to reenter the Domain Name market as set forth on Section 3.10(a) of the Disclosure Schedule, each of the MGM Acquired Entities Owned Intellectual Property and the Used Intellectual Property has been duly maintained, is subsisting, in full force and effect, has not been cancelled, expired or abandoned, and is valid and enforceable.

(g)                   Except as set forth on Section 3.10(g) of the Disclosure Schedule, there are no actions that must be taken by Parent or its Affiliates within one hundred eighty days from the date of this Agreement, including (i) the payment of any registration, maintenance, or renewal fees or (ii) the filing with the United States Patent and Trademark Office or such other appropriate United States, foreign or state office or similar administrative agency, of documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any rights in the registered or applied-for MGM Acquired Entities Owned Intellectual Property, except where the failure to perform such action would not reasonably be expected to have a Material Adverse Effect.

(h)                   There exists no event or condition (including the consummation of the transactions contemplated by this Agreement) that will result in a violation or breach of, or constitute (with the giving of notice or lapse of time, or both, would become) a default under any IP Agreement or IP Enforcement Document by the MGM Parties, or to the knowledge of any of the MGM Parties any other party thereto, except those which would not reasonably be expected to have a Material Adverse Effect.

(i)                       Each of the MGM Acquired Entities takes reasonable measures to protect the confidentiality of its Trade Secrets.  Except as set forth in Section 3.10(i) of the Disclosure Schedule, no Trade Secret of the MGM Acquired Entities has been disclosed or authorized to be disclosed to any third Person other than pursuant to a written non-disclosure agreement that adequately protects its proprietary interests in and to such Trade Secrets, except where such disclosure would not reasonably be expected to have a Material Adverse Effect.

(j)                       Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any Person being granted rights or access to, or the placement in or release from escrow of, any MGM Acquired Entities Owned Intellectual Property, (ii) the granting to any Person of rights to MGM Acquired Entities Owned Intellectual Property greater than the rights granted prior to the date of this Agreement, (iii) any of the MGM Acquired Entities being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business greater than the restrictions to which the MGM Acquired Entities are bound or subject to prior to the date of this Agreement or (iv) any of the MGM Acquired Entities being obligated to pay any royalties or other amounts to any Person in excess of the amounts payable by the MGM Acquired Entities prior to the date of this Agreement, except in each case where such result would not reasonably be expected to have a Material Adverse Effect.

(k)                    Except as set forth on Schedule 3.10(k) of the Disclosure Schedule, none of Parent or its Affiliates or any current or former stockholder, partner, member, director, officer or employee of Parent or its Affiliates (or any of their respective predecessors in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title, or interest in or to, or any right to Use, directly or indirectly, in whole or in part, any MGM Acquired Entities Owned Intellectual Property.

(l)                       Each of the MGM Acquired Entities discloses its personal data collection and use on its Web site(s) and is and has been in compliance with such posted data protection practices and all applicable Laws.

Section 3.11                                Contracts.

(a)                    Section 3.11(a) of the Disclosure Schedule sets forth a complete, accurate and current list of any Contract providing for aggregate payments to or by any of the MGM Acquired Entities in excess of $100,000 in the case of GNLV and $25,000 in the case of each of GNL and GNELLC, and any other Contract that is necessary to operate their respective businesses as conducted prior to the Closing (collectively the “Material Contracts”).  Upon mutual agreement of the Parties or as expressly permitted by Section 5.1, Section 3.11(a) of the Disclosure Schedule may be amended after the date of this Agreement to add additional Contracts as Material Contracts.  Each Material Contract is a valid and binding obligation upon the applicable MGM Acquired Entity and, to the knowledge of any of the applicable MGM Acquired Entity, is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by the applicable MGM Acquired Entity in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).  Each of the MGM Acquired Entities has performed all material obligations required to be performed by it under each Material Contract to which it is a party, and there has been no breach or default or claim of default by it or, to its knowledge by any other party thereto, under any provision thereof and no event has occurred which, with or without notice, the passage of time or both, would constitute a default by it, or, to its knowledge any other party thereto, under any provision thereof or that would permit modification, acceleration or termination of any Material Contract by any other party thereto or by it, except where such failure to perform, breach, default, claim of default, modification, acceleration or termination would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Section 3.11(a) of the Disclosure Schedule, the enforceability after the Closing by the MGM Acquired Entities of the Material Contracts shall not be affected in any material respect by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and no notice to, or consent, approval or waiver is required from any other Person.  Complete, accurate and current copies of each of the Contracts set forth in Section 3.11(a) of the Disclosure Schedule have been delivered or made available by the MGM Parties to Purchaser.

(b)                   Except as set forth in Section 3.11(b) of the Disclosure Schedule, none of the MGM Acquired Entities is a party to or bound by: (i) any Material Contract with agents, consultants, advisors, salesmen, sales representatives, distributors, suppliers or dealers that is not cancelable by the MGM Acquired Entities as applicable, at will, without Liability; (ii) any Material Contract providing for the payment of any bonus or commission based on sales or earnings; (iii) any Contract for the purchase or sale of any security, except as contemplated by this Agreement; (iv) any Contract for Indebtedness; (v) any Contract relating to the granting of express product or service warranties by any of the MGM Acquired Entities; (vi) any Contract containing a covenant not to compete by any of the MGM Acquired Entities; (vii) any Contract granting an Encumbrance on the Shares, the GNELLC Interest, the FSELLC Interest or any of the assets or properties of the MGM Acquired Entities; (viii) any Material Contract providing for exclusive purchases by or from any of the MGM Acquired Entities or containing a requirement purchase obligation; (ix) any Contract with a Governmental Entity other than licenses and permits used in the Ordinary Course of Business of any of the MGM Acquired Entities; (x) any Material Contract providing for administration, service, utilization review, adjustment, claims management or similar functions relating to reservations, legal, Intellectual Property, insurance, collections, litigation or Plans of any of the MGM Acquired Entities; (xi) any Material Contract permitting or requiring any of the MGM Acquired Entities to provide insurance or indemnification or advance expenses to any Person; or (xii) any Contract for the sale of any of the assets, properties or rights of any of the MGM Acquired Entities outside of the Ordinary Course of Business, except as contemplated by this Agreement.

(c)                    Other than the transactions contemplated by this Agreement or as set forth in Section 3.11(c) of the Disclosure Schedule, there are no Contracts between or among the MGM Acquired Entities on the one hand, and Parent and its Affiliates (other than the MGM Acquired Entities), on the other hand (the “Affiliate Contracts”), which would survive the Closing.  Complete, accurate and current copies of each of the Contracts set forth in Section 3.11(c) of the Disclosure Schedule have been delivered or made available to Purchaser by the MGM Parties.

(d)                   No material purchase commitment of the MGM Acquired Entities, or by which any of them is bound, is materially in excess of the normal, ordinary and usual requirements of its business or, to the knowledge of any of the MGM Acquired Entities, was at a price substantially above market at the time it was made.

(e)                    Except as set forth in Section 3.11(e) of the Disclosure Schedule, none of the MGM Acquired Entities has given any power of attorney (whether revocable or irrevocable) to any Person that is or may hereafter be in force for any purpose whatsoever.

(f)                      Except as set forth in Section 3.11(f) of the Disclosure Schedule, none of the MGM Acquired Entities is paying, or has any obligation to pay, any pension, deferred compensation or retirement allowance to any Person.

Section 3.12                                Litigation.  Except as set forth in Section 3.12 of the Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against any of the MGM Acquired Entities or any property or asset of the MGM Acquired Entities, pending, or as to which any of the MGM Acquired Entities has received notice of assertion, or to the knowledge of any of the MGM Acquired Entities, threatened against, any of the MGM Acquired Entities or any property or asset of the MGM Acquired Entities, before any Governmental Entity or arbitration body, the adverse determination of which would reasonably be expected to have a Material Adverse Effect and (b) there is no Governmental Order or arbitration award outstanding against any of the MGM Acquired Entities or any property or asset of the MGM Acquired Entities, which would reasonably be expected to have a Material Adverse Effect or which would reasonably be expected to adversely affect in a material manner the ability of Purchaser to consummate the acquisition of the Shares.  Except as set forth in Section 3.12 of the Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, by any of the MGM Acquired Entities, pending, or as to which any of the MGM Acquired Entities has sent any notice of assertion.  To the knowledge of any of the MGM Parties, none of the MGM Acquired Entities is a party or subject to (including any property or asset of the MGM Acquired Entities) or in default of a Governmental Order or arbitration award.

Section 3.13                                Environmental Matters.  Except as set forth in Section 3.13 of the Disclosure Schedule:

(a)                    Each of the MGM Acquired Entities is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by each of the MGM Acquired Entities of all permits and other Governmental Approvals required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.  None of the MGM Acquired Entities has received any written or, to the knowledge of any of the MGM Acquired Entities, oral, notice from a Person alleging that any of the MGM Acquired Entities is not in such compliance, and there are no present or, to the knowledge of any of the MGM Acquired Entities, past or future, actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance.  All Governmental Approvals currently held by each of the MGM Acquired Entities pursuant to applicable Environmental Laws are set forth in Section 3.13 of the Disclosure Schedule.

(b)                   Except for notice to an issuing Governmental Entity or the processing of an administrative amendment with an issuing Governmental Entity resulting from the change in control of the permittee or a change in the name or contact information of the Persons identified in the Governmental Approval resulting from the change in control, to the knowledge of any of the MGM Acquired Entities, no transfers of permits or other Governmental Approvals under Environmental Laws, and no additional permits or other Governmental Approvals under Environmental Laws, will be required to permit the Purchaser to conduct its business in full compliance with all applicable Environmental Laws immediately following the Closing Date, so long as such business is conducted in the same manner as conducted by each of the MGM Acquired Entities immediately prior to the Closing Date.  All permits requiring a notice or application of an administrative amendment are set forth in Section 3.13(b) of the Disclosure Schedule.  To the extent that any transfers or additional permits and other Governmental Approvals are required, each of the MGM Acquired Entities agrees to cooperate with the Purchaser to effect such transfers and obtain such permits and other Governmental Approvals prior to the Closing Date; provided that in the event a notice or application of an administrative amendment is required to be filed, the Governmental Entity may not provide formal acknowledgment of the requested change until they have been advised that the Closing has occurred.

(c)                    There is no Environmental Claim pending or, to the knowledge of any of the MGM Acquired Entities, threatened, against any of the MGM Acquired Entities or, to the knowledge of any of the MGM Acquired Entities, against any Person whose liability for any Environmental Claim any of the MGM Acquired Entities has or may have retained or assumed either by Contract or by operation of Law, the adverse determination of which would reasonably be expected to have a Material Adverse Effect.

(d)                   There are no present (or to the knowledge of any of the MGM Acquired Entities, past) actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Materials that is reasonably expected to form the basis of any Environmental Claim against any of the MGM Acquired Entities, or, to the knowledge of any of the MGM Acquired Entities, against any Person whose Liability for any Environmental Claim any of the MGM Acquired Entities has or may have retained or assumed either by Contract or by operation of Law, the adverse determination of which would reasonably be expected to have a Material Adverse Effect.

(e)                    None of the MGM Acquired Entities has, and to the knowledge of any of the MGM Acquired Entities, no other Person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or, without any duty of nor undertaking of any investigation or inquiry by any of the MGM Acquired Entities, adjacent to any property currently or formerly owned, operated or leased by any of the MGM Acquired Entities, except (i) for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business of any of the MGM Acquired Entities (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), or (ii) as would not reasonably be expected to have a Material Adverse Effect.

(f)                      The MGM Parties have delivered or made available to Purchaser complete, accurate and current copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by or on behalf of the MGM Acquired Entities and in their possession pertaining to Hazardous Materials, if any, in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any of the MGM Acquired Entities, or regarding the MGM Acquired Entities’ compliance with applicable Environmental Laws.

(g)                   To the knowledge of any of the MGM Acquired Entities, none of the Real Property contains any of the following in violation of Environmental Laws or in such a manner that is reasonably expected to form the basis of an Environmental Claim: underground storage tanks; asbestos; polychlorinated biphenyls (PCBs); toxic mold; underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed, except for any violation that would not reasonably be expected to have a Material Adverse Effect.

Section 3.14                                Employee Benefit Plans.

(a)                    Section 3.14(a) of the Disclosure Schedule sets forth a complete, accurate and current list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA), each employment, termination, change in control or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Parent would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which Parent or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of any of the MGM Acquired Entities (collectively, the “Plans”).  Section 3.14(a) of the Disclosure Schedule sets forth each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code (collectively, the “Title IV Plans”).  None of the MGM Acquired Entities or any ERISA Affiliate has any legally binding or publicly announced commitment or formal plan to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of any of the MGM Acquired Entities.

(b)                   With respect to each Plan, Parent has delivered or made available to Purchaser complete, accurate and current copies of each of the following documents:

(i)                      a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a written description of the material terms thereof);

(ii)                   a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report (if any) prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

(iii)                a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

(iv)               if the Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof (if any); and

(v)                  the most recent determination letter received from the IRS with respect to each Plan intended to qualify under section 401 of the Code.

(c)                    No material Liability under Title IV or Section 302 of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full within the period permitted by applicable Law.

(d)                   To the knowledge of Parent or any ERISA Affiliate, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

(e)                    Except as set forth in Section 3.14(e) of the Disclosure Schedule with respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(f)                      No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date.

(g)                   As of the date of this Agreement, all contributions required to be made on or before December 31, 2002 with respect to any Plan have been timely made, or are reflected on the audited, consolidated balance sheet (or the notes thereto) of Parent contained in its Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 26, 2003 to the extent such contributions were required to have been so reflected by the Exchange Act.  All contributions required to be made with respect to any Plan from and after the date of this Agreement and prior to the Closing Date will have been timely made, or will be reflected on the most recent balance sheet (or the notes thereto) of Parent contained in an Exchange Act filing with the SEC to the extent such contributions were required to have been so reflected by the Exchange Act.  There has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the Parent’s most recent fiscal year ended prior to the date of this Agreement.

(h)                   If any Title IV Plan is a “multiemployer pension plan,” (i) neither Parent nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA

(or any Liability resulting therefrom has been satisfied in full), (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) neither Parent nor any ERISA Affiliate has any contingent Liability under section 4204 of ERISA and (iv) to the knowledge of Parent or any ERISA Affiliate, no circumstances exist that present a material risk that any Title IV Plan will go into reorganization.

(i)  The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of any MGM Acquired Entity to severance pay, unemployment compensation or any other payment or distribution, (ii) accelerate the time of payment or vesting (other than the vesting of equity awards granted under any Plan), or increase, the amount of compensation due any such director, officer or employee, (iii) result in the forgiveness of any Indebtedness with respect to any such director, officer or employee or (iv) result in the obligation to fund benefits with respect to any such director, officer or employee.

(j)                       There has been no material failure of a Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code).  Neither Parent nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined in section 5000(c) of the Code) and neither Parent nor any ERISA Affiliate of Parent has incurred a Tax under section 5000(a) of the Code that is or could become a Liability of Purchaser or the MGM Acquired Entities.

(k)                    Except for the employment agreements and the multiemployer plans set forth in Section 3.14(a) of the Disclosure Schedule, as of the Closing Date, the MGM Acquired Entities have no Liabilities with respect to the Plans.

(l)                       No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

Section 3.15                                Compliance with Applicable Laws.

(a)                    (i)  Each of the MGM Acquired Entities has in the past complied and is presently complying with all applicable Laws and (ii) none of the MGM Acquired Entities has received notification of any asserted present or past failure to comply, or to its knowledge, is aware of any threatened action to do so, except where the failure to have been in compliance or comply would not reasonably be expected to have a Material Adverse Effect.

(b)                   Each of the MGM Acquired Entities has and will have in full force and effect immediately prior to the Closing all Governmental Approvals necessary for it to acquire, own, lease or operate its assets and properties and to carry on its business as now conducted and there has occurred no default, revocation or suspension under any such Governmental Approval, except for such which would not reasonably be expected to have a Material Adverse Effect.

(c)                    Each of GNLV and GNL holds and will hold immediately prior to the Closing all Gaming Licenses necessary to operate its gaming business, and such Gaming Licenses are in full force and effect and have not been revoked or suspended, and there has been no violation under such Gaming Licenses, except for such as would not reasonably be expected to have a Material Adverse Effect.  Each of GNLV and GNL has maintained and will maintain at all times reserves for working capital, capital improvements, replacements and/or contingencies to the extent, and in the amounts, required by the Gaming Laws, including the cash reserve requirements thereunder.

(d)                   Neither GNLV nor GNL has: (i) ever applied for a casino, racing or other Gaming License in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Entity, that GNLV or GNL, would be denied such a license or renewal if it were applied for.

(e)                    Parent has delivered and will provide Purchaser access to copies of all correspondence between the Nevada Gaming Authorities and GNLV or GNL relating to the compliance by GNLV and GNL with the rules and regulations of the Nevada Gaming Authorities and the terms of their respective Gaming Licenses in GNLV’s or GNL’s or its Affiliates’ possession.  Except as disclosed in such correspondence and such applications, neither GNLV nor GNL has knowledge of any facts or circumstances relating to the conduct of GNLV or GNL, or any director, officer, employee or stockholder of GNLV or GNL that would reasonably be expected to cause any Nevada Gaming Authority to revoke, suspend or fail to renew their respective Gaming Licenses or take disciplinary action against GNLV or GNL or any director, officer, employee or stockholder thereof.

(f)                      Each of the MGM Acquired Entities’ respective directors, officers, employees and stockholders hold all Governmental Approvals (including, in the case of GNLV and GNL, all Gaming Licenses and other authorizations under Gaming Laws and Liquor Licenses) necessary to carry on its business as now conducted, each of which is in full force and effect, and there has occurred no default, revocation or suspension under any such Governmental Approval.

(g)                   Neither GNLV nor GNL, nor any of its directors, officers, employees or stockholders, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity since January 1, 2000 under, or relating to, any violation or possible violation of any Gaming Laws that did or would result in fines or penalties of $250,000 or more.  There are no facts that, if known to the Gaming Authorities under the Gaming Laws, would result in the revocation, limitation or suspension of a Gaming License of GNLV or GNL, or any of its directors, officers, employees or stockholders.

(h)                   None of the MGM Acquired Entities or, to the knowledge of any of the MGM Acquired Entities, any of its directors, officers, employees or stockholders, has made any payments to any Person in connection with its business, which payments violate applicable Law, including without limitation the Foreign Corrupt Practices Act.

Section 3.16                                Labor Matters.  Except as set forth in Section 3.16 of the Disclosure Schedule:

(a)                    Each of the MGM Acquired Entities is, and has at all times been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the NLRA or other applicable Law, except where the failure to comply or any such labor practice would not reasonably be expected to have a Material Adverse Effect.

(b)                   There is no labor strike, dispute, slowdown, stoppage or lockout pending or threatened against or affecting any of the MGM Acquired Entities, and since January 1, 2000 there has not been any such action.

(c)                    No union represents the employees of any of the MGM Acquired Entities.

(d)                   None of the MGM Acquired Entities is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of any of the MGM Acquired Entities.

(e)                    None of the employees of the MGM Acquired Entities is represented by any labor organization in their capacities as employees of the MGM Acquired Entities, there are no current union organizing activities among the employees of the MGM Acquired Entities, nor does any question concerning representation exist concerning such employees.

(f)                      The MGM Parties have delivered or made available to Purchaser a complete, accurate and current copy of all written personnel policies, rules or procedures applicable to employees of the MGM Acquired Entities.

(g)                   None of the MGM Acquired Entities has received notice of any unfair labor practice charge or complaint against it pending or threatened before the NLRB or any other Governmental Entity.

(h)                   None of the MGM Acquired Entities has received notice of any grievance arising out of any collective bargaining agreement or other grievance procedure against it.

(i)                       None of the MGM Acquired Entities has received notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.

(j)                       None of the MGM Acquired Entities has received notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, or occupational safety and health Laws to conduct an investigation with respect to or relating to it and no such investigation is in progress.

(k)                    None of the MGM Acquired Entities has received notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

Section 3.17                                Compliance with the WARN Act.  Except as set forth in Section 3.17 of the Disclosure Schedule, since the enactment of the WARN Act, none of the MGM Acquired Entities has (a) effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the MGM Acquired Entities, (b) effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any of the MGM Acquired Entities or (c) been affected by any transaction which would, or engaged in layoffs or employment terminations sufficient in number to, trigger application of any similar Law.  None of the employees of any of the MGM Acquired Entities or an Affiliate thereof has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the date of this Agreement.

Section 3.18                                Indebtedness.  Section 3.18 of the Disclosure Schedule sets forth a complete, accurate and current list of all outstanding Indebtedness of each of the MGM Acquired Entities as of the date of this Agreement.  None of the MGM Acquired Entities is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the MGM Acquired Entities and no event or condition exists with respect to any Indebtedness of the MGM Acquired Entities that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.  Except as set forth in Section 3.18 of the Disclosure Schedule, none of the MGM Acquired Entities has agreed or consented to cause or permit in the future (upon happening of a contingency or otherwise), itself or any of its equity interests, assets or properties, whether now owned or hereafter acquired, to be subject to an Encumbrance.

Section 3.19                                Insurance.  Section 3.19 of the Disclosure Schedule sets forth a complete, accurate and current description of all policies of property and casualty insurance, including physical damage, general liability, workers compensation and all other forms of insurance and similar arrangements (collectively, the “Policies”) presently in effect with respect to the properties, assets and operations of the MGM Acquired Entities.  Except as set forth in Section 3.19 of the Disclosure Schedule, all Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any Policies, except for such cancellations or terminations which would not reasonably be expected to have a Material Adverse Effect; and no insurance or proceeds relating to such Policies have been assigned by any of the MGM Acquired Entities to any Person.  For each Policy, Section 3.19 of the Disclosure Schedule sets forth: (i) the date thereof; (ii) the name of the insurer; (iii) the names of the entities covered thereby; (iv) the premiums (or similar consideration) paid therefor for each Contract/calendar year for the relevant Policy since January 1, 2000; and (v) the expiration date.  Except as set forth in Section 3.19 of the Disclosure Schedule, the Policies (v) are sufficient for compliance in all material respects with all Contracts to which any of the MGM Acquired Entities is a party or bound, (w) are valid, outstanding and enforceable, (x) provide sufficient insurance coverage for the properties, assets and operations of the MGM Acquired Entities and (y) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated hereby.  The MGM Parties have delivered or made available to Purchaser a list of all claims made under the Policies set forth in Section 3.19 of the Disclosure Schedule and of all payments made to the insured party or parties thereunder since January 1, 2000, and the information contained in such list is complete, accurate and current.

Section 3.20                                Internal Controls and Procedures.  Each of the MGM Acquired Entities maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that:  (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 3.21                                Nevada Takeover Statute.  As of the date hereof and at all times from June 1, 2000 through the Closing, Seller is not and will not be an “issuing corporation” as defined in Section 78.3788 of the NRS.

Section 3.22                                Brokers.  No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the MGM Parties or their respective Affiliates.

Section 3.23                                Suppliers.  Section 3.23 of the Disclosure Schedule sets forth a complete, accurate and current list of the names and addresses of the twenty-five largest suppliers (indicating approximate dollar volume for each) of products and services to each of the MGM Acquired Entities during the twelve months ended April 30, 2003, indicating the existing contractual arrangements, if any, for continued supply from each such firm.  None of the MGM Acquired Entities has received any notice of, and knows of no reasonable basis for, any development that threatens to affect adversely its arrangements with its suppliers that would reasonably be expected to result in a Material Adverse Effect.

Section 3.24                                Bank Accounts.  Section 3.24 of the Disclosure Schedule sets forth the names and locations of all banks in which the MGM Acquired Entities have a bank account or safe deposit box, if any, and the names of all Persons authorized to draw thereon or to have access thereto.

Section 3.25                                Solvency; Sufficient Capital.

(a)                    After giving effect to (i) the Distribution and (ii) the Intercompany Account Settlement, (A) the fair saleable value of all of the assets and properties (including goodwill) of GNLV will be greater than the total of its Liabilities and (B) the projected cash flow from operating activities of GNLV is sufficient to pay the probable Liability on its existing debts as such debts become due and payable and will not result in unreasonably small capital of GNLV.  GNLV currently pays its Liabilities as they become due and payable in the normal course of business.

(b)                   After giving effect to the Intercompany Account Settlement, (i) the fair saleable value of all of the assets and properties (including goodwill) of GNL will be greater than the total of its Liabilities and (ii) the projected cash flow from operating activities of GNL is sufficient to pay the probable Liability on its existing debts as such debts become due and payable and will not result in unreasonably small capital of GNL.  GNL currently pays its Liabilities as they become due and payable in the normal course of business.

Section 3.26                                Sufficiency of Assets and Contracts.  Except with respect to the matters set forth in Section 3.26 of the Disclosure Schedule and those matters set forth in Schedule 5.17 that will be addressed in the Transitional Services Agreement, after giving effect to the Closing, each of the MGM Acquired Entities will own, license or lease from a Person that is not an Affiliate of Parent all Intellectual Property, Real Property and Tangible Personal Property necessary for the conduct of its business and operations as presently conducted.  Except with respect to the matters set forth in Section 3.26 of the Disclosure Schedule, after giving effect to the Closing, the contractual rights of the Purchaser under the IP Agreements, the Material Contracts, the Leases with respect to the Leased Real Property and the Transitional Services Agreement, will permit Purchaser to conduct the business and operations of each of the MGM Acquired Entities as presently conducted.

Section 3.27                                Receivables.  Parent has delivered to Purchaser a complete, accurate and current copy of a list and the aging of the accounts receivable and casino collection receivables, by customer, of the MGM Acquired Entities that are outstanding as of May 31, 2003.  All accounts receivable and casino collection receivables (a) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the business and represent income earned in the Ordinary Course of Business and (b) are not subject to material defenses, setoffs or counterclaims to the knowledge of any of the MGM Acquired Entities, other than normal allowances.  Unless paid prior to the Closing Date, the accounts receivable and casino collection receivables of the MGM Acquired Entities are expected to be collected in the Ordinary Course of Business, net of the reserves set forth on the most recent balance sheet of each of the MGM Acquired Entities.

Section 3.28                                Investment Intent.  Seller understands that the security evidencing the Seller Financing may not be sold, transferred or otherwise disposed of, without registration under the Securities Act or a valid exemption from registration under the

Securities Act and that in the absence of an effective registration statement covering the securities evidencing the Seller Financing or a valid exemption from registration under the Securities Act, the security evidencing the Seller Financing must be held indefinitely.  Seller is acquiring the security evidencing the Seller Financing for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the MGM Parties that the statements contained in this Article IV are true and correct, except as set forth herein.

Section 4.1                                      Organization of Purchaser; No Business Operations.

(a)                    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  As of the date of this Agreement, PB Gaming is the sole stockholder of Purchaser.  As of the date of this Agreement, Timothy Poster and Thomas Breitling are the sole stockholders of PB Gaming.

(b)                   Other than in connection with the transactions contemplated by this Agreement, since its date of incorporation, Purchaser has not conducted any business, has not owned, leased or operated any real property, has not entered into any Contract and has not incurred any Liabilities.

Section 4.2                                      Capitalization.  The authorized capital stock of Purchaser consists solely of 10,000 shares of common stock, no par value per share (the “Purchaser Common Stock”), of which 100 shares of Purchaser Common Stock are issued and outstanding, all of which are owned of record and beneficially by PB Gaming and are free and clear of all Encumbrances, excepting only (a) Encumbrances imposed under the Financing documents and (b) restrictions on the subsequent transfer as may be imposed under applicable Laws.

Section 4.3                                      Authority; No Conflict; Required Filings and Consents.

(a)                    Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions that are contemplated by this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions that are contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser.  No corporate act or proceeding on the part of Purchaser or its stockholders is necessary to authorize, execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes the valid and binding obligation of the MGM Parties, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

(b)                   The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Purchaser, (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation or continuance of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any Contract, permit or obligation to which Purchaser is a party or by which it or any of its assets or properties is bound, except for the notice, consent and approval provisions of, and the creation of Encumbrances under, the Commitment Letter and related documentation or (iii) conflict with or violate any Law or Governmental Order applicable to Purchaser or any of its assets or properties.

(c)                    Except for (i) the filing of notification reports under the HSR Act, (ii) any Governmental Approvals related to, or arising out of, compliance with Gaming Laws, (iii) any Governmental Approvals related to, or arising out of, compliance with Liquor Licenses, (iv) any Governmental Approvals as may be required under applicable state securities Laws, (v) any Governmental Approvals as may be required under any environmental health or safety Laws pertaining to any notification, disclosure or required approval triggered by the Closing or the transactions contemplated by this Agreement, (vi) the matters relating to securing and consummating the Financing, the Seller Financing, the Equity Commitment and the Poster Financing and (vii) the satisfaction or waiver of the closing conditions in Section 6.1 and Section 6.2 and the closing deliveries in Section 2.3(b), no Governmental Approval, or consent, approval, authorization or action by, notice to, filing with, or waiver from, any other Person is required in connection with the execution, delivery and performance of this Agreement by Purchaser and consummation by Purchaser of the transactions contemplated by this Agreement.

Section 4.4                                      Brokers.  No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates, except that Purchaser has engaged Lehman Brothers to assist in the Financing.  Purchaser shall be responsible for the costs and expenses of its engagement of Lehman Brothers.

Section 4.5                                      Financing.  Purchaser has obtained the Commitment Letter that together with the Seller Financing, the Equity Commitment, the Poster Financing and the Additional Capital Contribution provide for the financing necessary to consummate the acquisition of the Shares and to pay its portion of associated costs and expenses in connection therewith.  As of the date of this Agreement, the Commitment Letter together with its exhibits accurately and completely set forth the material terms of the Financing as contemplated on the date of this Agreement.  The Commitment Letter has not been amended, modified, withdrawn, terminated or replaced, except that it may be amended or replaced in a manner which (a) does not adversely affect in a material manner the ability of Purchaser to consummate the acquisition of the Shares, (b) is not reasonably likely to cause a material delay in the consummation of the acquisition of the Shares or (c) does not adversely affect in a material manner the material terms of the Seller Financing.  Purchaser has delivered or made available true, accurate and complete copies of the Commitment Letter (and any amendment or replacement thereof, if any) to Parent and Seller.

Section 4.6                                      Licensing.  Purchaser has no reason to expect that all Gaming Licenses necessary for it to own and operate the MGM Acquired Entities immediately after Closing will not be obtained.

Section 4.7                                      Litigation.  There is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against Purchaser or any property or asset of Purchaser, pending, or as to which Purchaser has received notice of assertion, or to the knowledge of Purchaser, threatened against, Purchaser or any property or asset of Purchaser, before any Governmental Entity or arbitration body, the adverse determination of which would reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the acquisition of the Shares and there is no Governmental Order or arbitration award outstanding against Purchaser or any property or asset of Purchaser which would reasonably be expected to have a material adverse effect on (i) Purchaser, (ii) Purchaser’s ability to consummate the acquisition of the Shares or (iii) the ability of the MGM Parties to consummate the transactions contemplated by this Agreement.  To the knowledge of Purchaser, Purchaser is not a party or subject to (including any property or asset of Purchaser) or in default of a Governmental Order or arbitration award.

Section 4.8                                      Investment Intent.  Purchaser understands that the Shares may not be sold, transferred or otherwise disposed of, without registration under the Securities Act or a valid exemption from registration under the Securities Act and that in the absence of an effective registration statement covering the Shares or a valid exemption from registration under the Securities Act, the Shares must be held indefinitely.  Purchaser is acquiring the Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

ARTICLE V

COVENANTS

Section 5.1                                      Conduct of Business of the MGM Acquired Entities.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the limitations set forth below, each of the MGM Acquired Entities (to the extent applicable) agrees, except to the extent Purchaser shall consent in writing or as expressly contemplated by this Agreement, to (a) carry on its business and operations diligently, only in the Ordinary Course of Business, (b) pay its debts when due (or within any applicable grace periods) and to pay its Taxes when due subject to the right of each MGM Acquired Entity to timely contest the payment of any such debt and/or Tax, so long as done in good faith and a reasonable position under applicable Law exists in the case of contesting the payment of any Tax, (c) pay or perform its other obligations when due (or within any applicable grace periods), (d) maintain the Real Property and Tangible Personal Property in good repair, order and condition (subject to normal wear and tear) consistent with the current needs of its business, replace in accordance with prior practice its inoperable, worn out or obsolete assets with assets of quality consistent with past practice and, in the event of a casualty, loss or damage to any property prior to the Closing Date, whether or not its property is insured, either repair or replace such damaged property to the condition it was in immediately prior to such casualty, loss or damage to the extent the failure to so repair or replace would reasonably be expected to have a Material Adverse Effect and (e) use all Commercially Reasonable Efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, and others having business dealings with it.  Without limiting the generality of the foregoing and except (w) as expressly contemplated by this Agreement, (x) as set forth in Schedule 5.1 or (y) to the extent Purchaser shall consent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, none of the MGM Acquired Entities (nor any of Parent or its Affiliates acting for or on behalf of any of the MGM Acquired Entities) shall:

(i)             amend (whether by merger, consolidation or otherwise) or restate its Articles of Incorporation or Bylaws (or comparable organizational documents) or convert into a different form of entity;

(ii)          issue, pledge or sell, or authorize the issuance, pledge or sale of additional equity securities, or securities convertible into equity securities, or any rights, warrants or options to acquire any convertible securities or equity securities, or any other securities in respect of, in lieu of, or in substitution for, equity securities;

(iii)       except for the Distribution and the Intercompany Account Settlement, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any equity securities, or any of its other securities;

(iv)      split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any equity securities;

(v)         increase the compensation or fringe benefits payable or to become payable to its directors, officers, managers or employees, or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), or grant any severance or termination pay to

(except pursuant to existing agreements or policies, which shall be interpreted and implemented in a manner consistent with past practice), or enter into or amend (except in the Ordinary Course of Business) any employment or severance agreement with any of its directors, officers, managers or employees or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any of its directors, officers, managers or current or former employees, including any Plan, except (i) to the extent required by applicable Law, (ii) pursuant to any collective bargaining agreements or Plan as in effect on the date of this Agreement consistent with past practices, (iii) for salary and other benefit increases, grants, payments or modifications in the Ordinary Course of Business to employees other than its directors, executive officers or managers, (iv) to extend the term of any existing employment agreements to a date not later than the day following the Closing Date on the same terms as such previous employment agreements, (v) to execute and deliver (and revise solely as to immaterial, non-economic changes) the collective bargaining agreement between GNLV and Culinary Workers Union Local 226 and Bartenders Union Local 165, Local Joint Executive Board of Las Vegas, substantially in the draft form delivered to Purchaser’s counsel on May 6, 2003; provided, however, that the MGM Acquired Entities shall meet and confer with Purchaser regarding the negotiation of any collective bargaining agreements, (vi) to the extent necessary to terminate the participation of the MGM Acquired Entities in the Plans effective as of the date immediately preceding the Closing Date, (vii) to the extent necessary to transfer to Seller, effective as of the date immediately preceding the Closing Date, the Liabilities of the MGM Acquired Entities with respect to benefits accrued under the MGM MIRAGE Deferred Compensation Plan (the “MGM DCP”) and the MGM MIRAGE Supplemental Executive Retirement Plan (the “MGM SERP”) with respect to employees of the MGM Acquired Entities through such date and any right, title or interest, whether contingent or otherwise, with respect to the MGM Acquired Entities pursuant to the trust created by the Trust Agreement for the MGM MIRAGE Nonqualified Plans (the “Trust Agreement”), to the extent necessary to enable Seller to be treated as the grantor of the account maintained pursuant to section 1.7 of the Trust Agreement for each of the MGM Acquired Entities and the payment of such Liabilities as provided in the Trust Agreement to be deductible by Seller to the maximum extent allowed by Law or (viii) to the extent necessary to effectuate the provisions contained in Section 5.16(e).

(vi)                (A)  sell, pledge, lease, dispose of, grant, encumber, or otherwise authorize the sale, pledge, disposition, grant or Encumbrance of any of its properties or assets, except for (1) the Distribution, (2)(a) sales of current assets in the Ordinary Course of Business and (b) sales of equipment and other non-current assets in the Ordinary Course of Business and (3) any Encumbrance arising from the operation of existing Indebtedness of the MGM Parties; provided that the amount of each such sale of equipment and other non-current assets in the Ordinary Course of Business shall not exceed $75,000 individually, or $300,000 in the aggregate, or (B) acquire, including by merger, consolidation, lease or acquisition of stock or assets, any corporation, partnership, other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets, except for (1) acquisitions of current assets in the Ordinary Course of Business and (2) acquisitions of equipment and other non-current assets in the Ordinary Course of Business; provided that the amount of each such purchase of equipment and other non-current assets in the Ordinary Course of Business shall not exceed $75,000 individually, or $300,000 in the aggregate;

(vii)             (A)  incur, assume or pre-pay any Indebtedness, except (1) in the case of the Intercompany Account Settlement and (2) that it may incur or pre-pay Indebtedness in the Ordinary Course of Business that is not to or on behalf of an Affiliate, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness obligations of any other Person or (C) except as contractually required as of the date of this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person (including advances to officers, managers or employees), except in the Ordinary Course of Business;

(viii)              authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of it or, in the case of GNLV, its Subsidiaries, other than in connection with the Distribution;

(ix)                  make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, make any change to any of its material Tax accounting policies or procedures; provided, however, that Purchaser shall not unreasonably withhold its consent to any such matter that would preclude any of the MGM Parties from timely filing Tax Returns or timely paying Taxes;

(x)                     pay, discharge or satisfy any Liabilities, other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities that are not to or on behalf of an Affiliate, except for the Intercompany Account Settlement;

(xi)                  conduct any material reevaluation of any asset, including any write-down of inventory or writing-off of accounts receivable, other than in the Ordinary Course of Business or as otherwise required by GAAP;

(xii)               change any of its current policies or practices relating to the extension of credit to customers or the collection from customers of receivables from gaming operations;

(xiii)            fail to continue to administer claims involving or relating to its properties, assets and operations, covered under and/or addressed by the self-insurance arrangements represented in Section 3.19 in the Ordinary Course of Business.  Subject to the foregoing, the claims administration performed by Seller, its Affiliates and/or agents regarding, and with respect to, the MGM Acquired Entities shall include, but not be limited to: (A) the provisions of forms necessary for submission and processing of claims; (B) the receipt of notices and review of all claims, and the creation and maintenance of files with respect to, and administration to final disposition and payment of, each such claim; (C) prompt acknowledgment to claimants of the receipt of notices received from claimants in connection with any claim to the extent required by applicable Law; (D) prompt investigation of any claim, as necessary, to determine its validity and compensability, including verification of coverage; (E) performance of all administrative and clerical work in connection with any claim; (F) notification to claimants of declined claims and the reasons for such declinations; (G) provision of the services of claim experts on matters relating to claims; (H) compliance with claims file maintenance, record retention and reconciliation requirements in conformity with ordinary course standards; (I) prosecution and defense of disputes involving claims; (J) engagement and direction, as necessary, of outside counsel, consultants or other professionals in connection with the processing and handling of claims; (K) the establishment of adequate reserves in respect of claims; and (L) generally, all such other acts and things reasonably necessary in the administration and settlement of claims regarding or relating to the MGM Acquired Entities, including allowing the Purchaser access to files and information relating to the information set forth in this Section 5.1(xiii);

(xiv)           terminate, cancel or amend, or cause the termination, cancellation or amendment of, any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by any of the MGM Acquired Entities that is not replaced by a comparable insurance coverage, other than in the Ordinary Course of Business;

(xv)              make any material change with respect to financial accounting methods, policies or procedures, unless required by GAAP or other than reasonable and usual actions in the Ordinary Course of Business;

(xvi)           modify or amend in any material respect or terminate any of the Material Contracts or waive, release or assign any material rights or claims thereunder;

(xvii)        enter into any Contract outside of the Ordinary Course of Business that could exceed $100,000 in payments in any fiscal year or enter into any Contract with a term greater than one year that is not terminable prior to the Closing Date without Liability to it;

(xviii)     take, or agree to commit to take, any action that would make any representation or warranty of it contained herein inaccurate in any material respect at, or as of any time prior to, the Closing so as to cause the conditions to Purchaser consummating the transactions contemplated herein not to be satisfied;

(xix)             engage in any transaction with, or enter into any Contract with any Affiliate that involves the transfer of consideration that (A) has terms less favorable than it could receive from a non-Affiliate or (B) has or would have a material adverse financial impact on it, other than, in each case pursuant to the Distribution, the Intercompany Account Settlement or the Affiliate Contracts existing on the date of this Agreement (without giving effect to any amendments or restatements);

(xx)                close, shut down, or otherwise eliminate any of its hotels, casinos and related properties, except for such closures, shutdowns or eliminations that are (A) required by Governmental Order or otherwise required by Law or (B) due to acts of God or other force majeure events; or

(xxi)             enter into a Contract to do any of the foregoing, or to authorize, announce or threaten an intention to do any of the foregoing.

Section 5.2                                      Cooperation; Notice; Cure.  Subject to compliance with applicable Law (including antitrust Laws and Gaming Laws), each of Seller and Purchaser shall confer on a regular and frequent basis with one or more representatives of the other Person to discuss the general status of the business and ongoing operations of the MGM Acquired Entities.  Each of the Parties shall promptly notify the other(s) in writing of, and shall use its Commercially Reasonable Efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such Party, that causes or may reasonably be expected to cause any covenant, obligation or agreement under this Agreement to be violated or remain unfilled in any material respect or that renders or shall render untrue in any material respect any representation or warranty contained in this Agreement.  Nothing contained in this Section 5.2 above shall prevent any of the Parties from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance.  No written notice given pursuant to this Section 5.2 shall have any effect on the representations, warranties, covenants, obligations or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

Section 5.3                                      Access to Information.

(a)                    Upon reasonable notice, subject to applicable Law, including antitrust Laws and Gaming Laws, the MGM Parties shall afford to the directors, officers, employees, accountants, counsel, agents, auditors and other representatives of Purchaser and its Financing source(s), reasonable access, during normal business hours to the MGM Parties’ personnel and to the properties, books, statements, accounts, Contracts and records relating to the MGM Acquired Entities, as well as to the MGM Parties’ internal auditors and outside auditors in order to allow for the audit of financial statements of the MGM Acquired Entities necessary in connection with the Financing.  Each of the MGM Acquired Entities shall permit Purchaser’s senior officers to meet with its respective personnel who are responsible for its financial statements, its internal controls, and its disclosure controls and procedures to discuss such matters as Purchaser may deem reasonably necessary or appropriate for Purchaser to satisfy its obligations (if any) under the SOXA post-Closing Date.

(b)                   Each of the MGM Acquired Entities shall deliver to Purchaser promptly after they become available and in any case within fifteen days after the end of each calendar month, an unaudited balance sheet of each of GNLV, GNL and GNELLC as of the end of such month and an unaudited statement of income of GNLV, GNL and GNELLC for the one month period then ending and the period since January 1, 2003.  Such balance sheets and statements of income shall be in the form currently prepared for management’s use.  All such balance sheets and statements of income shall be prepared in accordance with the books of account and other financial records of the MGM Acquired Entities in good faith by the management of the MGM Acquired Entities based upon reasonable assumptions and consistent with past practice.

(c)                    Each of GNLV and GNL shall deliver to Purchaser promptly after they become available and in any case within five days after the end of each week, separate reports setting forth the gross gaming win of each of GNLV and GNL during such week.  Such reports shall be prepared in good faith and derived from the books and records of GNLV or GNL.

(d)                   Each of the MGM Acquired Entities shall deliver to Purchaser monthly reports setting forth all hirings, terminations and resignations of employees, the date of termination or resignation and the stated reason or cause (if known) for such termination or resignation.

Section 5.4                                      No Acquisition Negotiation.  From and after the date of this Agreement, neither Parent nor its Affiliates shall, directly or indirectly, through any director, officer, employee, stockholder, financial advisor, representative or agent of such Person (i) solicit, initiate, aid or encourage (including by way of furnishing information or advice) or take any other action to facilitate any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets or properties (other than as permitted in Section 5.1(vi)(A)), sale of shares of capital stock (including by way of a tender or exchange offer) or similar transaction involving the MGM Acquired Entities, other than the transactions contemplated by this Agreement (an “Acquisition Proposal”), (ii) engage in negotiations or discussions with any Person (or group of Persons) other than Purchaser or its advisors (a “Third Party”) concerning, or provide any non-public information or advice to any Person relating to, any Acquisition Proposal, (iii) continue any prior discussions or negotiations with any Third Party concerning any Acquisition Proposal or (iv) accept, or enter into any Contract (whether or not contingent upon consummation of the transactions contemplated by this Agreement) concerning, any Acquisition Proposal with any Third Party or consummate any Acquisition Proposal other than as contemplated by this Agreement.  In the event that Parent or any of its Affiliates receives or has knowledge of an Acquisition Proposal, the Person receiving or who has knowledge of such Acquisition Proposal shall promptly notify Purchaser of such proposal and provide a copy thereof (if in written or electronic form) or, if in oral form, a written summary of the material terms and conditions.  Notwithstanding the foregoing, the Board of Directors of Parent shall not be precluded from engaging in any of the foregoing with respect to a proposal or offer relating to Parent and its Subsidiaries as a whole; provided that to the extent any Contract was entered into in respect of the foregoing, such Contract shall contain a specific reference to the enforceability of the terms of this Agreement and such Contract and any transaction resulting therefrom shall be subject to the terms of this Agreement.

Section 5.5                                      Confidentiality of Information.  Except as necessary or appropriate to comply with its respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, each of Parent and Purchaser shall comply with, and shall cause their respective directors, officers, employees, agents and representatives to comply with the provisions of the Confidentiality Agreement.  Parent agrees that the Confidentiality Agreement and the rights and obligations of Timothy Poster thereunder are hereby assigned effective as of the date of this Agreement to Purchaser; provided, however, Timothy Poster shall remain bound by the terms of the Confidentiality Agreement.

Section 5.6                                      Intercompany Account Settlement.  All intercompany accounts or amounts payable (or accrued) by Parent or any of its Affiliates (other than the MGM Acquired Entities), on the one hand, to any of the MGM Acquired Entities, on the other hand, shall, immediately prior to the Closing, be netted against any intercompany accounts or amounts payable (or accrued), including the Promissory Note, dated December 31, 1993 from GNLV, as “Maker,” to Seller, as “Holder” (or any other instrument evidencing such Indebtedness), by any of the MGM Acquired Entities, on the one hand, to Parent or any of its Affiliates (other than the MGM Acquired Entities), on the other hand, and the balance, if any, shall be contributed by Parent to the capital of the applicable MGM Acquired Entity (collectively, the “Intercompany Account Settlement”).  After giving effect to the consummation of the Intercompany Account Settlement, none of the MGM Acquired Entities shall owe or be liable for the satisfaction of any intercompany accounts or amounts payable (or accrued) to any of the MGM Parties, except those between or among the MGM Acquired Entities, if any.

Section 5.7                                      Governmental Approvals.

(a)                    The Parties shall cooperate with each other and use their Commercially Reasonable Efforts to (and, with respect to the Gaming Laws, and antitrust Laws, if applicable, shall use their Commercially Reasonable Efforts to cause their respective directors and officers to) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Governmental Approvals, and to comply (and, with respect to the Gaming Laws, to cause their respective directors and officers to comply) with the terms and conditions of all such Governmental Approvals.  The Parties and their respective directors and officers shall use their Commercially Reasonable Efforts to file within twenty days after the date of this Agreement all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable Gaming Laws) and shall act reasonably and promptly thereafter in responding to additional requests and comments in connection therewith.  The Parties acknowledge that this Agreement and the transactions contemplated hereby are subject to the review and approval of the applicable Gaming Authorities.  Each of Seller and Purchaser shall have the right to consult with the other on, in each case subject to applicable Laws relating to the exchange of information (including antitrust Laws and Gaming Laws), all the information relating to the other Person and any of its Affiliates that appears in any filing made with, or written materials submitted to, any third Person or Governmental Entity in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, each of Seller and Purchaser (the “Notifying Party”) shall notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and shall supply the other with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that none of the MGM Parties, on the one hand, and Purchaser, on the other hand, shall be required to supply the other with copies of communications relating to the personal applications of individual applicants except for evidence of filing.

(b)                   Each of Seller and Purchaser shall promptly notify the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Person to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such consent or approval will be materially delayed.

(c)                    Each of Parent and Seller on the one hand, and Purchaser, on the other hand, shall use their/its respective Commercially Reasonable Efforts to take, or cause to be taken, all actions reasonably necessary to (i) defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (ii) prevent the entry by any Governmental Entity of any Governmental Order challenging this Agreement or the consummation of the transactions contemplated by this Agreement, appealing as promptly as possible any such Governmental Order and having any such Governmental Order vacated or reversed.

(d)                   Notwithstanding the foregoing or any other provision of this Agreement, Purchaser shall have no obligation or affirmative duty under this Section 5.7 to dispose of any of its assets or properties, disassociate itself from any Person, or agree to do any of the foregoing at any time in the future, in connection with seeking any Governmental Approval.

Section 5.8                                      Consents.  Each of the MGM Parties shall use its Commercially Reasonable Efforts to, at its expense as provided in Section 10.1, obtain prior to the Closing all consents, other than Governmental Approvals that are governed by Section 5.7, necessary to the consummation of the transactions contemplated by this Agreement, including such other non-governmental consents as Purchaser or its counsel shall reasonably determine to be necessary, including any required consents to the assignment of the Material Contracts.  All such consents shall be in writing, and executed counterparts thereof shall be delivered to Purchaser and its counsel promptly after receipt thereof by any of the MGM Parties, but in no event later than immediately prior to the Closing.

Section 5.9                                      Performance.  Each of the Parties shall perform all acts to be performed by it pursuant to this Agreement and shall refrain from taking or omitting to take any action that would violate or cause to remain unfilled its covenants, obligations or agreements or breach its representations and warranties hereunder or render them inaccurate in any material respect as of the date of this Agreement or the Closing Date or that in any way would prevent or materially adversely affect the consummation of the transactions contemplated by this Agreement.  Each of the Parties shall use its Commercially Reasonable Efforts to satisfy or cause to be satisfied all of the conditions to the obligations of the other Parties/Party set forth in Sections 6.2 and 6.3, respectively.

Section 5.10                                Publicity.  Parent and Purchaser shall agree on the form and content of any initial press releases regarding the transactions contemplated by this Agreement and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use all Commercially Reasonable Efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue directly or indirectly any such press release or make directly or indirectly any such public statement prior to such consultation and prior to considering in good faith any such comments, except (a) as may be required by applicable Law or (b) in connection with (i) Parent complying with its obligations under the rules of the New York Stock Exchange, (ii) Purchaser pursuing the Financing or (iii) the Parties complying with their respective obligations under this Agreement.  Nothing in this Section 5.10 shall be deemed to limit, impede or prohibit Purchaser from exercising its rights under or receiving the benefits of Section 5.16.

Section 5.11                                Stockholder Litigation.  Parent shall promptly notify Purchaser of and give Purchaser the opportunity to participate, at Purchaser’s sole cost and expense, in the defense of any stockholder litigation against Parent or its Affiliates and their respective directors, officers, employees, agents and representatives relating to the transactions contemplated by this Agreement.

Section 5.12                                Amendment of Indemnification Contracts.  Parent shall, and shall cause its Affiliates to, amend and restate any Contracts for the indemnification or advancement of expenses of its respective directors, officers, managers and employees to provide a full written release and exculpation to, and for the benefit of, the MGM Acquired Entities and Purchaser from any Liability or Loss in connection with, arising out of, or relating to any act or failure to act or state of facts existing prior to the Closing, or any restriction or performance thereunder (collectively, the “Amendment of Indemnification Contracts”).

Section 5.13                                Transfer of Slot Machine Ownership.  Except as set forth in Schedule 5.13, Parent shall cause the ownership of all slot machines that are leased by GNMC to each of GNLV and GNL as of the date of this Agreement to be transferred to GNLV and GNL by a duly executed bill of sale (the “Slot Machine Transfer”), without Liability or Loss to the MGM Acquired Entities and Purchaser, including as to Liabilities or Losses remaining under any Contracts for the lease of the machines to GNLV and GNL (which Contracts shall terminate and be of no further force and effect after the Closing), such that each of GNLV and GNL shall have good and valid title to such slot machines in order to allow each of GNLV and GNL to conduct, and continue to conduct, its business as and where currently conducted.

Section 5.14                                Intellectual Property – Pre-Closing.

(a)                    Except as set forth in Section 3.10(a)(v), Section 3.10(a)(vi) or Section 3.10(f) of the Disclosure Schedule, none of Parent and its Affiliates shall, directly or indirectly, do any act or omit to do any act whereby any MGM Acquired Entities Owned Intellectual Property may lapse, become abandoned, dedicated to the public, or unenforceable.

(b)                   Except as set forth in Section 3.10(a)(v) or Section 3.10(f) of the Disclosure Schedule, none of Parent and its Affiliates shall cease the Use of any of the Trademarks included in the MGM Acquired Entities Owned Intellectual Property or fail to maintain the level of the quality of products sold and services rendered under any such Trademark at a level at least substantially consistent with the quality of such products and services as of the date of this Agreement and Parent and its Affiliates shall take or cause to be taken all steps necessary or appropriate to insure that licensees of such Trademarks Use such consistent standards of quality during the period between the date of this Agreement and the Closing Date.

(c)                    Immediately after the Closing, Parent and its Affiliates shall make appropriate filings with all applicable Governmental Entities and any other applicable registries to change the legal name and any tradename of Parent and its Affiliates (other than the MGM Acquired Entities) to names that do not include “Golden Nugget” or any Trademarks included in the MGM Acquired Entities Owned Intellectual Property set forth in Section 3.10(a) of the Disclosure Schedule or anything confusingly similar thereto.  Parent shall, and shall cause its Affiliates to, sign such reasonable consents and other documents that may be necessary to effect the foregoing.

(d)                   At the Closing, to the extent that any MGM Acquired Entities Owned Intellectual Property, IP Agreements or IP Enforcement Documents Used in the business of the MGM Acquired Entities are owned or licensed by Parent or any of its Affiliates (other than the MGM Acquired Entities), all of Parent’s and its Affiliates’ rights in such Intellectual Property, IP Agreements and IP Enforcement Documents shall be assigned to the MGM Acquired Entities, including all Lists to the extent used solely in the business of the MGM Acquired Entities; provided that Parent and Seller may elect, with respect to any Software owned by Parent or Seller or any of their Subsidiaries (other than the MGM Acquired Entities) which is part of the property to be assigned, to irrevocably and perpetually license (without cost) rather than assign such Software to Purchaser or the MGM Acquired Entities.

(e)                    To the extent any Lists are used, but not exclusively used, in the business of the MGM Acquired Entities, at the Closing, such Lists shall hereby be irrevocably and perpetually licensed (without cost) to the MGM Acquired Entities.

Section 5.15                                Intellectual Property – Post-Closing.

(a)                    From and after Closing, Parent and its Affiliates shall not register or authorize others to Use or register MGM Acquired Entities Owned Intellectual Property and any other Intellectual Property substantially or confusingly similar thereto and shall not challenge Purchaser’s or any of its Affiliates’ right to Use or register such Intellectual Property.  Within thirty days after the Closing, Parent and its Affiliates shall cease Use of MGM Acquired Entities Owned Intellectual Property or any other Intellectual Property substantially or confusingly similar thereto.  Notwithstanding the foregoing, (i) the Parties agree that for a period of up to one hundred eighty days from the Closing Date, Parent and its Affiliates shall be entitled to continue to use the MGM Acquired Entities’ Trademarks to the extent that any such MGM Acquired Entities’ Trademarks exist or are contained as of the Closing Date on any promotional or advertising materials used in the business of Parent and its Affiliates; provided, however, that Parent and its Affiliates shall use their respective Commercially Reasonable Efforts to cease the use of the MGM Acquired Entities’ Trademarks on the soonest possible date and (ii) this Section 5.15(a) shall neither diminish nor broaden Parent’s and its Affiliates’ “fair use” rights under 17 U.S.C. § 107.

(b)                   Within thirty days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser evidence of the filing of the releases described in Section 2.3(a)(xvii) with the United States Patent and Trademark Office and the United States Copyright Office with respect to Intellectual Property.

(c)                    Following the Closing, Purchaser shall be responsible for all updates, maintenance fees and related upgrades on all assigned license agreements for third party Software.

(d)                   Within thirty days after the Closing, the MGM Acquired Entities shall cease Use of Parent’s and its Affiliates’ Trademarks (excluding the MGM Acquired Entities’ Trademarks) or any other Trademarks substantially or confusingly similar thereto.  Notwithstanding the foregoing, (i) the Parties agree that for a period of up to one hundred eighty days from the Closing Date, the MGM Acquired Entities shall be entitled to continue to use the Parent’s and its Affiliates’ Trademarks to the extent that any such Trademarks exist or are contained as of the Closing Date on any promotional or advertising materials used in the business of the MGM Acquired Entities; provided, however, that the MGM Acquired Entities shall use their Commercially Reasonable Efforts to cease the use of the Parent’s and its Affiliates’ Trademarks on the soonest possible date and (ii) this Section 5.15(d) shall neither diminish nor broaden the MGM Acquired Entities’ “fair use” rights under 17 U.S.C. § 107.

Section 5.16                                Employees.

(a)                    Upon execution of this Agreement, Purchaser shall be permitted to hold joint meetings with all employees of each of the MGM Acquired Entities and, to the extent applicable, any bargaining representatives of such employees, provide preliminary information relating to the transactions contemplated by this Agreement, and thereafter Purchaser shall be entitled to conduct one-on-one meetings with all employees of each of the MGM Acquired Entities at such times as Purchaser shall reasonably request and at space provided by each of the MGM Acquired Entities at the Real Property or at such other location as shall be reasonably acceptable to Purchaser.  In connection therewith, each of the MGM Acquired Entities shall provide Purchaser with access to complete personnel files of all employees of each of the MGM Acquired Entities.  From and after September 1, 2003, each of the MGM Acquired Entities shall also provide Purchaser with space at the Real Property on an as needed basis and at no cost to Purchaser in order for Purchaser to handle employment and transition related matters.  Purchaser in exercising its rights under this Section 5.16 shall comply with applicable Gaming Laws and with Parent’s non-solicitation policies.

(b)                   Except as set forth in any collective bargaining agreement or as otherwise prohibited by applicable Law, effective as of the date immediately preceding the Closing Date, the participation of the MGM Acquired Entities in all Plans sponsored and maintained by the Parent and its ERISA Affiliates shall terminate.

(c)                    Parent shall use its Commercially Reasonable Efforts, including providing all necessary information and taking all reasonably necessary actions, to assist Purchaser in creating and establishing employee benefit plans, programs and arrangements for the MGM Acquired Entities prior to the Closing Date.

(d)                   Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall give any employee of any of the MGM Acquired Entities the right to continuing employment or alter the at-will employment status of any such employee.

(e)                    Solely for purposes of determining when the payment of benefits under the MGM DCP and MGM SERP commences with respect to any individual who is an employee of the MGM Acquired Entities as of the date immediately preceding the Closing Date and who is a participant in the MGM DCP or the MGM SERP as of such date, (i) termination of the MGM Acquired Entities as a participating employer in the MGM DCP and MGM SERP shall not result in the commencement of payment of such benefits and (ii) continued employment with the MGM Acquired Entities or any successor thereto after the Closing Date shall be treated as continued employment with a participating employer.

Section 5.17                                Transitional Services.  Recognizing the existing operational interdependencies among Parent and its Affiliates (other than the MGM Acquired Entities), on the one hand, and the MGM Acquired Entities, on the other hand, the Parties agree that Parent and one or more of its Affiliates and Purchaser, GNLV and GNL shall enter into prior to the Closing Date a written agreement (the “Transitional Services Agreement”) evidencing the arrangements set forth in Schedule 5.17.  Seller and its Affiliates have informed Purchaser that the licensing, servicing, or other provision of gaming-related software and services under the Transitional Services Agreement may require the approval of the Gaming Authorities.  Parent and its Affiliates agree to use Commercially Reasonable Efforts to obtain any such approvals prior to entering into the Transitional Services Agreement.  Accordingly, notwithstanding anything to the contrary in the Transitional Services Agreement, Parent and its Affiliates shall not provide any service to Purchaser, GNLV and/or GNL, as the case may be, which would be in violation of the applicable Law.  The Parties agree that the fees charged by Parent and its Affiliates to, and paid by, Purchaser, GNLV and/or GNL, as the case may be, for services and use of equipment pursuant to the Transitional Services Agreement shall be consistent with past practice and shall include costs of Parent and its Affiliates personnel providing such services and that the quality and performance level of services provided pursuant to the Transitional Services Agreement shall be consistent with past practice.

Section 5.18                                Termination of Affiliate Contracts.  Purchaser shall, and shall cause its Affiliates (other than the MGM Acquired Entities), on the one hand, and the MGM Acquired Entities, on the other hand, to terminate the Affiliate Contracts with effect as of the Closing (the “Termination of Affiliate Contracts”).  The Termination of Affiliate Contracts shall be without Liability or Loss to the MGM Acquired Entities, including as to Liabilities or Losses remaining under any Affiliate Contracts.  Parent and Seller shall provide a full written release and exculpation to, and for the benefit of, the MGM Acquired Entities and Purchaser from any Liability, Loss, restriction or performance in connection with, arising out of, or relating to, the Termination of Affiliate Contracts.  Notwithstanding the foregoing, the termination of the Affiliate Contracts shall not affect the performance of the parties to the Transitional Services Agreement.

Section 5.19                                Phase I Environmental Audit.  Purchaser and/or its appointed agents shall be entitled to perform at Purchaser’s sole cost and expense, a Phase I environmental audit of all the Real Property (the “Phase I Audit”); provided that the Phase I Audit shall not include any invasive testing or soils boring.  Purchaser agrees to undertake the Phase I Audit within thirty days of the date of this Agreement and to complete the Phase I Audit within forty-five days of the date of this Agreement.  Each of the MGM Acquired Entities shall provide Purchaser and its appointed agents access to the Real Property as needed to conduct the Phase I Audit.  Each of the MGM Acquired Entities shall fully cooperate with all reasonable requests made by Purchaser and its appointed agents in connection with the Phase I Audit.  Purchaser hereby indemnifies and holds the MGM Parties harmless from and against any and all Liabilities and Losses arising from or otherwise relating to the entry of the personnel performing the Phase I Audit on the Real Property, except if the Liability or Loss results from the gross negligence of the MGM Parties.

Section 5.20                                Termination Fee.  In the event that (a) each of the closing conditions set forth in each of Section 6.1 and Section 6.3 have been satisfied and (b) the closing conditions set forth in Section 6.2 have been satisfied or waived by the MGM Parties or in the case of (a) and (b) would have been satisfied but for Purchaser failing to use its Commercially Reasonable Efforts to perform its obligations under this Agreement in accordance with the terms and conditions of this Agreement, the MGM Parties shall have the right to give written notice to Purchaser of their intention to terminate this Agreement if Purchaser fails to close (or be prepared to close) the transactions contemplated by this Agreement on or prior to the fifth Business Day following receipt of such written notice and as promptly as practicable following termination (which shall occur automatically on such fifth Business Day unless agreed to otherwise by the Parties in writing) Purchaser shall pay, or cause to be paid, in same day funds to Seller $10,000,000 (the “Termination Fee”).  Only one Termination Fee shall be payable to Seller regardless of the circumstances.  In the event Seller receives payment of the Termination Fee, Seller, and Seller on behalf of its Affiliates, agrees to forego and not to pursue (or aid any other Person in pursuing) or assign any allegation, claim, right or remedy, whether legal or equitable, including specific performance, against, directly or indirectly, Purchaser or any of its Affiliates, Timothy Poster, Thomas Breitling or any of their respective agents, representatives and counsel for Purchaser’s failure to consummate the transactions contemplated by this Agreement.  The obligation of Purchaser to pay the Termination Fee pursuant to this Section 5.20 shall be guaranteed by Timothy Poster and Thomas Breitling pursuant to the Guaranty.  Subject to the occurrence of the matters set forth in subsection (a) and subsection (b) of the first sentence of this Section 5.20, the Parties acknowledge and agree that (i) the MGM Parties would sustain substantial damages in the event the sale of the Shares to Purchaser as contemplated by this Agreement is not consummated as a result of Purchaser’s failure to close and (ii) Seller’s actual damages in the event the sale of the Shares to Purchaser as contemplated by this Agreement is not consummated as a result of Purchaser’s failure to close would be difficult or impractical to determine, and the Termination Fee represents a reasonable estimate of the harm likely to be suffered by Seller in the event the sale of the Shares to Purchaser as contemplated by this Agreement is not consummated as a result of Purchaser’s failure to close.

Section 5.21                                Capital Expenditures.  Each of GNLV and GNL shall (a) undertake and complete any and all capital expenditures required to meet an emergency (it being understood and agreed that Seller shall promptly notify Purchaser of any such emergency and the emergency expenditures and other actions taken in response thereto), and (b) undertake and continue in the normal course of business and consistent with past practice any and all capital expenditures necessary or appropriate to maintain, renovate and/or improve its respective assets and properties; provided that Purchaser acknowledges that the ticket-in/ticket-out slot machines set forth in Schedule 5.13 shall not be transferred to the MGM Acquired Entities.

Section 5.22                                Releases.  Parent shall, and shall cause its Affiliates to, negotiate and enter into one or more Contracts and/or commence one or more consent solicitations, if required, to release all Encumbrances on the Shares, the GNELLC Interest, the FSELLC Interest and the assets and properties of the MGM Acquired Entities, such that the Shares, the GNELLC Interest, the FSELLC Interest and the assets and properties of the MGM Acquired Entities shall be delivered at Closing free and clear of all Encumbrances, except (a) the Shares, the GNELLC Interest and the FSELLC Interest shall be subject to restrictions on subsequent transfer as may be imposed under applicable Laws and, in the case of the FSELLC Interest, the FSELLC Operating Agreement and (b) the Owned Real Property may be subject to the Permitted Exceptions (collectively, the “Release of Encumbrances”).  Parent shall, and shall cause its Affiliates, to negotiate and enter into one or more Contracts and/or commence one or more consent solicitations, if required, to release each of the MGM Acquired Entities from all guaranty, credit enhancement, credit support, keep-well obligations or similar arrangements to or for the benefit of, or on behalf of, Parent and/or its Affiliates (other than the MGM Acquired Entities) (collectively, the “Release of Guaranties”).  Parent and Seller acknowledge and agree that all Liability or Loss associated with the Release of Encumbrances and the Release of Guaranties shall be borne exclusively by Parent and Seller.  Parent and Seller shall provide a full written release and exculpation to, and for the benefit of, the MGM Acquired Entities and Purchaser from any Liability, Loss, restriction or performance in connection with, arising out of, or relating to, the Release of Encumbrances and the Release of Guaranties.

Section 5.23                                Distribution.  Seller and GNLV shall undertake and complete the Distribution.

Section 5.24                                Non-Solicitation of Unique Customers.  For purposes of this Section 5.24, the term “Unique Customers” means customers who, as of the date hereof, are listed on the Lists of GNLV and/or GNL and who are not, as of the date hereof, listed on the Lists of any other operating property of Parent or its Subsidiaries.  From and after the date hereof until the second anniversary of the Closing Date, neither Parent nor any of its Affiliates (other than GNLV and GNL) shall intentionally engage in any direct or targeted solicitation of any of the Unique Customers; provided, however, that the foregoing shall not prohibit Parent or any of its Affiliates from engaging in any general advertising or other indirect method of soliciting customers that does not target any Unique Customers or which is otherwise not intended to circumvent the foregoing provision.  On the Closing Date, Seller shall deliver to Purchaser a list of the Unique Customers as of the Closing Date.

Section 5.25                                No Solicitation.  From and after the date of this Agreement until the second anniversary of the Closing Date, neither Parent nor any of its Affiliates shall (a) solicit or induce, or attempt to solicit or induce, any employee of, or in the case of an independent contractor exclusive to, the MGM Acquired Entities or Purchaser or any of

Purchaser’s Affiliates engaged in the business or the casino and gaming activities and operations of GNLV or GNL to leave the MGM Acquired Entities or Purchaser or any of Purchaser’s Affiliates engaged in the business or the casino and gaming activities and operations of GNLV or GNL for any reason whatsoever or (b) hire, solicit to hire, or in any other manner interfere with the business relationship between the MGM Acquired Entities or Purchaser or any of Purchaser’s Affiliates and any employee or independent contractor of the MGM Acquired Entities set forth in Schedule 5.25.  If any employee listed on Schedule 5.25, (i) is not offered employment by Purchaser or one of Purchaser’s Affiliates on financial terms and conditions comparable to the financial terms and conditions of such employee’s employment with Parent or Parent’s Subsidiaries, as may be applicable, (ii) is terminated by Purchaser or Purchaser’s Affiliates with cause under the terms of such employee’s employment agreement (or, if no employment agreement has been executed, under the definition of cause in the last draft employment agreement offered to such employee by Purchaser or Purchaser’s Affiliate), (iii) terminates his or her employment with Purchaser or Purchaser’s Affiliates for good reason under the terms of such employee’s employment agreement (or, if no employment agreement has been executed, under the definition of good reason in the last draft employment agreement offered to such employee by Purchaser or Purchaser’s Affiliate), or (iv) terminates his or her employment with Purchaser or Purchaser’s Affiliates based upon the mutual consent of such employee and Purchaser or Purchaser’s Affiliates, then the provisions of this Section 5.25 will not apply with respect to that employee after a period of six months following such employee’s termination of employment with Purchaser or Purchaser’s Affiliate, as applicable, nor shall such employee receive compensation or payments from Parent or any of its Affiliates during or with respect to such six-month period.  Notwithstanding anything to the contrary, Parent and its Affiliates may conduct general searches for employees or independent contractors by use of advertisements or the media that are not directly targeted at the employees or independent contractors of the MGM Acquired Entities, Purchaser or any of Purchaser’s Affiliates engaged in the business or the casino and gaming activities and operations of GNLV or GNL.

Section 5.26                                Transfer of Certain Assets Owned by Seller.  Seller shall cause the ownership of the gold nugget referred to on its books as the “Hand of Faith” and the gold nugget referred to on its books as “Robbin’s Nugget” or in the case of theft or destruction, the insurance proceeds thereof (the “Nuggets”) to be transferred to GNLV, as a contribution to capital, and evidenced by a duly executed bill of sale (the “Nuggets Transfer”), without Liability or Loss to the MGM Acquired Entities and Purchaser, such that GNLV shall have good and valid title to the Nuggets free and clear of all Encumbrances.  Seller shall cause the ownership of the Leroy Neiman mural currently displayed in the lobby of GNLV or in the case of theft or destruction, the insurance proceeds thereof (the “Artwork”) to be transferred to GNLV, as a contribution to capital, and evidenced by a duly executed bill of sale (the “Artwork Transfer”), without Liability or Loss to the MGM Acquired Entities and Purchaser, such that GNLV shall have good and valid title to the Artwork free and clear of all Encumbrances.  Seller shall cause THE MIRAGE CASINO-HOTEL to transfer ownership of the Government Treasury Strips to GNLV, as a contribution to capital, and evidenced by a duly executed contribution agreement (the “Government Treasury Strips Transfer”), without Liability or Loss to the

MGM Acquired Entities and Purchaser, such that GNLV shall have good and valid title to the Government Treasury Strips free and clear of all Encumbrances.

Section 5.27                                Leased Real Property.  Seller shall use its Commercially Reasonable Efforts to, at its expense as provided in Section 10.1, obtain prior to the Closing the consent of each of the landlords of the Leased Real Property to (i) the consummation of the transactions contemplated by this Agreement and (ii) Purchaser encumbering the leasehold interest of GNLV in the Leased Real Property.  All such consents shall be in writing, and executed counterparts thereof shall be delivered to Purchaser and its counsel promptly after receipt thereof by any of the MGM Parties, but in no event later than immediately prior to the Closing.

Section 5.28                                Further Actions.  In case at any time after the date of this Agreement and from time to time any further action is necessary to carry out the purposes of this Agreement and to vest Purchaser with valid and legal title, to the Shares, the GNELLC Interest and the FSELLC Interest and all properties and assets of the Acquired Entities, free and clear of all Encumbrances, including to execute, deliver and file all such further documents including the termination of financing statements, the directors, officers and employees of the Parties or their Affiliates shall take or cause to be taken all such necessary or appropriate action in accordance with and subject to the terms of this Agreement and Seller shall bear the cost of any such necessary or appropriate action; provided that if such action is necessary or appropriate due to events or circumstances particular to Purchaser, Purchaser shall bear the cost of such action, including the cost of Purchaser’s HSR Act filing.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1                                      Conditions of the Parties’ Obligations to Effect the Closing.  The respective obligations of the Parties to this Agreement to effect the Closing shall be subject to the satisfaction or waiver by each of the Parties prior to the Closing of the following conditions:

(a)                    No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the Closing.

(b)                   Governmental Approvals.  All Governmental Approvals required to consummate the transactions contemplated hereby shall have been obtained (including under Gaming Laws), all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including under the HSR Act) shall have expired and no such approval or expiration shall contain any conditions, limitations or restrictions.

Section 6.2                                      Additional Conditions to Obligation of the MGM Parties to Effect the Closing.  The obligation of the MGM Parties to effect the Closing is subject to the satisfaction of each of the following conditions prior to or concurrent with the Closing, any of which may be waived in writing exclusively by the MGM Parties:

(a)                    Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than the Closing Date.

(b)                   Performance of Obligation of Purchaser.  Purchaser shall have performed in all material respects all obligations required to be performed by Purchaser under this Agreement on or prior to the Closing Date.

(c)                    Officer’s Certificate.  Seller shall have received a certificate dated the Closing Date duly executed by the President of Purchaser to the effect of Section 6.2(a) and Section 6.2(b).

(d)                   Seller Financing.  Seller shall be reasonably satisfied with the Seller Note; provided that if the Seller Note reflects the terms set forth in Schedule 2.1, this Section 6.2(d) shall be satisfied.

(e)                    Proceeds of the Financing, Equity Commitment and Poster Financing.  The proceeds of the Financing, the Equity Commitment and the Poster Financing shall have been received by Purchaser and/or PB Gaming, as applicable.

Section 6.3                                      Additional Conditions to Obligation of Purchaser to Effect the Closing.  The obligation of Purchaser to effect the Closing is subject to the satisfaction of each of the following conditions prior to or concurrent with the Closing, any of which may be waived in writing exclusively by Purchaser:

(a)                    Representations and Warranties.  The representations and warranties of the MGM Parties contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than the Closing Date; provided that this condition shall be deemed to be satisfied solely for purposes of the Closing if the aggregate adverse economic effect of breaches or violations of such representations and warranties as of the Closing Date shall be or is reasonably expected to be less than $5,000,000 in the reasonable determination of the Purchaser; provided further that Purchaser shall be entitled, without prejudice or waiver, to its rights of indemnification pursuant to Article VII and Article VIII.

(b)                   Performance of Obligations of the MGM Parties.  The MGM Parties shall have performed in all material respects all obligations required to be performed by the MGM Parties under this Agreement on or prior to the Closing Date.

(c)                    Officer’s Certificate.  Purchaser shall have received a certificate dated the Closing Date duly executed by the President of each of the MGM Parties to the effect of Section 6.3(a) and Section 6.3(b).

(d)                   Consents.  Each of the MGM Parties shall have received all consents required to be obtained by the MGM Parties pursuant to Section 5.8.

(e)                    Financing Commitment.  The condition precedent to the funding of the Financing set forth in paragraph (e) of Exhibit D to the Commitment Letter shall have been satisfied.

(f)                      Seller Financing.  Purchaser shall be reasonably satisfied with the Seller Note; provided that if the Seller Note reflects the terms set forth in Schedule 2.1, this Section 6.3(f) shall be satisfied.

(g)                   Tax Withholding Forms and Certificates.  Purchaser shall have received a statement or statements (in form and substance reasonably satisfactory to Purchaser) that satisfies Purchaser’s obligations under Treasury Regulation Section 1.1445-2(b)(2).

(h)                   Distribution.  Seller and GNLV shall have completed the Distribution.

(i)                       Intentionally Omitted.

(j)                       Intellectual Property.  Purchaser shall have received evidence, in a form reasonably satisfactory to Purchaser, that the assignment and licensing of rights to the MGM Acquired Entities, as required by Section 5.14(d), has occurred.

(k)                    Cash on Hand.  The Cash on Hand on the Closing Date shall be equal to or greater than $14,477,000.

(l)                       Phase I Environmental Audit.  Purchaser shall have received acceptable results from the Phase I Audit which results disclose no adverse conditions not set forth in Section 3.13 of the Disclosure Schedule.  The results shall be deemed acceptable if the Phase I Audit confirms the accuracy of the representations and warranties made in Section 3.13 and reveals no material environmental risks or Liabilities associated with any of the Real Property or the business conducted thereon.  If the Phase I Audit reveals adverse conditions not set forth in Section 3.13 of the Disclosure Schedule which would require expenditures in excess of $1,000,000 to remediate, Purchaser may notify Seller in writing of its election to terminate this Agreement not later than fifteen days following Purchaser’s receipt of the Phase I Audit written report.  Seller shall then have fifteen days to elect to accept Purchaser’s termination or to remediate the adverse conditions prior to the Closing at Seller’s sole cost and expense and to the Purchaser’s reasonable satisfaction, in which case this Agreement shall continue in full force and effect.

(m)                 Releases.  The Release of Encumbrances and the Release of Guaranties shall have been completed.

(n)                   Intercompany Account Settlement.  The Intercompany Account Settlement shall have been completed.

(o)                   Transfer of Certain Assets.  The Nuggets Transfer, the Artwork Transfer and the Government Treasury Strips Transfer shall have been completed.

(p)                   Additional Capital Contribution.  An amount in excess of the Additional Capital Contribution shall not be necessary to make up the difference in the Financing from the amount of debt financing set forth in the Additional Capital Contribution Letter.

(q)                   Landlord Consents.  Seller shall have obtained fully executed landlord consent agreements as required by Section 5.27.

ARTICLE VII

INDEMNIFICATION; REMEDIES

Section 7.1                                      Survival; Right to Indemnification Not Affected by Knowledge.

(a)                    Subject to Section 8.9, all representations and warranties contained in this Agreement shall terminate one year after the Closing Date; provided that the representations and warranties contained in Section 3.13 (Environmental Matters) shall survive the Closing until the expiration of the applicable statute of limitations; provided further that the representations and warranties contained in Section 3.2 (Capitalization) shall survive the Closing indefinitely.  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.1(a) shall limit any covenant, obligation or agreement of the Parties which by its terms contemplates performance after the Closing.

(b)                   The right of the Purchaser Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, to indemnification, shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any of the representations, warranties, covenants, obligations or agreements set forth in this Agreement.  The waiver of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, obligation or agreement set forth in this Agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, obligations and agreements.

(c)                    Notwithstanding anything in this Agreement to the contrary, if the Closing occurs (i) each of the Seller Indemnified Parties hereby waives any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that it might otherwise have against any of the MGM Acquired Entities with respect to representations, warranties, covenants, obligations and agreements made by any of the MGM Parties contained in this Agreement and (ii) the representations, warranties, covenants, obligations and agreements made by the MGM Acquired Entities contained in this Agreement shall terminate solely with respect to the MGM Acquired Entities (not as to the other MGM Parties).

Section 7.2                                      Indemnification.

(a)                    Subject to Section 7.2(c) of this Agreement and excluding all Losses related to Tax matters that are addressed in Article VIII, the Seller Indemnifying Parties shall, jointly and severally, defend and indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) any breach of or inaccuracy in any representation, warranty, covenant, obligation or agreement on the part of any of the MGM Parties contained in this Agreement, (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of any of the MGM Parties contained in this Agreement, (iii) the business, operations, financing and activities of BRRI, (iv) the business, operations, financing and activities of GNMC and (v) IBNR.

(b)                   Subject to Section 7.2(d) of this Agreement, the Purchaser Indemnifying Parties shall defend and indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) any breach of or inaccuracy in any representation, warranty, covenant, obligation or agreement on the part of Purchaser contained in this Agreement or (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of Purchaser contained in this Agreement.

(c)                    Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable to the Purchaser Indemnified Parties as a result of any claim in respect of a Loss arising under Section 7.2(a):

(i)                             unless and until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties pursuant to Section 7.2(a) exceeds $1,500,000, in which event the Purchaser Indemnified Parties shall be entitled to claim indemnity for the full amount of such Losses in excess of $1,000,000; and

(ii)                          in excess of $20,000,000;

provided, however, that the limitations on indemnity of the Purchaser Indemnified Parties in this Section 7.2(c) shall not apply to either a breach of, inaccuracy in, nonfulfillment of or failure to perform any representation, warranty, covenant, obligation or agreement contained in Sections 3.2, 3.5, 3.13, 3.14, 3.22, 3.25, 3.26, 5.2, 5.5, 5.6, 5.7, 5.9, 5.10, 5.12, 5.13, 5.18, 5.19 and 5.22 or any of the matters set forth in Section 7.2(a)(v); provided that the Seller Indemnifying Parties shall not pay any indemnity amounts for which insurance proceeds of the Purchaser Indemnified Parties are payable, unless there is an increase in the Final Purchase Price equal to the indemnity amount for which insurance proceeds of the Purchaser Indemnified Parties are payable that is paid by the

Seller Indemnifying Parties which amount shall be paid to Seller by the Purchaser Indemnifying Parties concurrently with Seller making such indemnification payment.  The Purchaser Indemnified Parties shall use their Commercially Reasonable Efforts to pursue, furnish and deliver any documents, instruments or writings required by their respective insurers to make an insurance claim.

(d)                   Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable to the Seller Indemnified Parties as a result of any claim in respect of a Loss arising under Section 7.2(b):

(i)                             unless and until the aggregate amount of Losses incurred by the Seller Indemnified Parties pursuant to Section 7.2(b) exceeds $1,500,000, in which event the Seller Indemnified Parties shall be entitled to claim indemnity for the full amount of such Losses in excess of $1,000,000; and

(ii)                          in excess of $10,000,000 in the aggregate;

provided that the Purchaser Indemnifying Parties shall not pay any indemnity amounts for which insurance proceeds of the Seller Indemnified Parties are payable, unless there is a reduction in the Final Purchase Price equal to the indemnity amount for which insurance proceeds of the Seller Indemnified Parties are payable that is paid by the Purchaser Indemnifying Parties which amount shall be paid to Purchaser by the Seller Indemnifying Parties concurrently with Purchaser making such indemnification payment.  The Seller Indemnified Parties shall use their Commercially Reasonable Efforts to pursue, furnish and deliver any documents, instruments or writings required by their respective insurers to make an insurance claim.

(e)                    In no event shall any Indemnifying Party be responsible or liable to any Indemnified Party for any Losses or other amounts under this Article VII that constitute multiple, exemplary, consequential, special, indirect, punitive or other damages that are not compensatory in nature.

(f)                      In the event that an Indemnifying Party:

(i)                             consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or

(ii)                          transfers or conveys all or substantially all of its properties and assets (whether in one transaction or a series of related transactions) to any Person,

then, and in each such case, proper provision shall be made prior to the consummation of any such transaction so that such successors and assigns shall assume the obligations of such Indemnifying Party set forth in this Section 7.2.

(g)                   No Indemnified Party hereunder shall have the right to offset any sums it may otherwise owe to the Indemnifying Party against any sums it may be entitled to receive under this Article VII.

Section 7.3                                      Indemnification Procedures.  All claims for indemnification by an Indemnified Party under Section 7.2 shall be asserted and resolved as follows:

(a)                    In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 7.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Seller Indemnified Party or a Purchaser Indemnified Party (a “Third Party Claim”), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party; provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay.  The Indemnifying Party shall notify the Indemnified Party in writing as soon as practicable within the Dispute Period whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party, to defend against such Third Party Claim; provided further that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and the Indemnified Party exists in respect of such Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel to be retained in order to resolve such conflict, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed.

(i)                             If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that it desires to defend against such Third Party Claim, (i) the Indemnifying Party shall use its Commercially Reasonable Efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (ii) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, (iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement that (A) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement, (B) imposes any liabilities or obligations on the Indemnified Party and (C) with respect to any non-monetary provision of such settlement, could, in the Indemnified Party’s reasonable judgment, have a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party (for purposes of this subsection (iii) an effect shall be deemed “material” if it involves $100,000 or more), (iv) the Indemnified Party shall cooperate to the extent reasonable (during regular business hours) with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof and (v) the Indemnifying Party shall be deemed to have agreed that it will indemnify the Indemnified Party pursuant to, and subject to the conditions and limitations set forth in, the provisions of this Article VII.

(ii)                          If the Indemnifying Party does not notify the Indemnified Party within the Dispute Period that it desires to defend against such Third Party Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement.

(iii)                       The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such Third Party Claim.  The Indemnified Party and the Indemnifying Party, the MGM Acquired Entities and their respective employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such Third Party Claim.

(iv)                      Notwithstanding the foregoing, in any event, if the Indemnified Party desires to participate in any defense of a Third Party Claim it may do so at its sole cost and expense, and the Indemnified Party shall have the right to control, pay or settle any Third Party Claim which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party.

(b)                   In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder which it determines to assert, but which does not involve a Third Party Claim, the Indemnified Party shall send an Indemnity Notice with respect to such claim to the Indemnifying Party.  The Indemnifying Party shall have the Dispute Period during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party’s Indemnity Notice, setting forth in reasonable detail each of the Indemnifying Party’s objections thereto.  If the Indemnifying Party does not deliver such written notice of objection within the Dispute Period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party’s claims for indemnification set forth in the Indemnity Notice, and shall have no further right to contest the validity of such indemnification claims.  If the Indemnifying Party does deliver such written notice of objection within the Dispute Period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within the Resolution Period and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 7.3(c).

(c)                    Any dispute submitted to arbitration pursuant to this Section 7.3(c) shall be finally and conclusively determined by the decision of a board of arbitration consisting of three members (hereinafter sometimes called the “Board of Arbitration”) selected as hereinafter provided.  Each of the Indemnified Party and the Indemnifying Party shall select one member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty days after the selection of the second arbitrator, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for a third member possessing expertise or experience appropriate to the dispute jointly by the Indemnified Party and the Indemnifying Party.  The Board of Arbitration shall meet in Las Vegas, Nevada or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of the Indemnified Party’s claims for indemnification set forth in the Indemnity Notice.  In connection with rendering its decision, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate.  To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty days following commencement of proceedings with respect thereto.  The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party.  Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by Law and entered in any court of competent jurisdiction.  Each party to any arbitration shall bear its own expenses in relation thereto, including but not limited to such party’s attorneys’ fees, if any, and the expenses and fees of the Board of Arbitration shall be divided between the Indemnifying Party and the Indemnified Party in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Indemnified Party bears to the portion of such claim determined not to be so payable.

(d)                   Claims for indemnification pursuant to Section 7.2 shall not be made after the expiration of the representations and warranties as provided for in Section 7.1; provided, however, that in the event a Claim Notice or an Indemnity Notice shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 7.4                                      Threshold for Materiality.  For purposes of this Article VII, an event shall be deemed “material” or a “Material Adverse Effect” (as such terms are used in any representation or warranty contained in Article III or IV) and shall be deemed to have occurred, if the aggregate of all Losses relating to any such representation or warranty shall exceed $250,000; provided that if the amount of any Loss relating to a representation or warranty shall exceed $100,000, such amount in excess of $100,000 shall count towards the threshold in Section 7.2(c)(i) in respect of the Purchaser Indemnified Parties or Section 7.2(d)(i) in respect of the Seller Indemnified Parties, as applicable; provided, however, that solely with respect to the representations and warranties set forth in Section 3.12, an event shall be deemed a “Material Adverse Effect” (as such term is used in Section 3.12) and shall be deemed to have occurred, if the aggregate of all Losses relating to a claim exceeds the dollar amount of the litigation reserve established in the Final Statement for such claim; provided that if the amount of any Loss relating to the representations and warranties set forth in Section 3.12 shall exceed the litigation reserve established in the Final Statement for such claim, such amount in excess of the litigation reserve established in the Final Statement for such claim shall count towards the threshold in Section 7.2(c)(i) in respect of the Purchaser Indemnified Parties.  Solely for purposes of Article III, the term “Material Adverse Effect” shall apply to the non-disclosure or qualification of a particular matter, and no such matter shall be aggregated with any other matter in determining whether a Material Adverse Effect would reasonably be expected to have occurred; provided, however, if any such matters, when aggregated, total $1,000,000 or more, then all such matters shall be aggregated in determining whether a Material Adverse Effect would reasonably be expected to have occurred; provided that this sentence shall not modify or interpret Section 6.3(a).

ARTICLE VIII

TAX MATTERS

Section 8.1                                      Tax Indemnification.

(a)                    Parent and Seller shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties against, and shall reimburse the Purchaser Indemnified Parties for, any and all Losses arising out of, based upon or relating or attributable to (without duplication):

(i)                             all Taxes imposed on the MGM Acquired Entities under Treasury Regulation Section 1.1502-6 (and corresponding provisions of state, local or foreign Law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date;

(ii)                          all Taxes imposed on the MGM Acquired Entities relating or attributable to taxable periods ending on or before the Closing Date (“Pre-Closing Periods”) and, with respect to any period that includes but does not end on the Closing Date (in each case, a “Straddle Period”), the portion of such Straddle Period deemed to end on and include the Closing Date (in the manner determined pursuant to Section 8.1(b)); provided, however, that Parent and Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes on the financial statements of the MGM Acquired Entities and taken into account in determining the Final Purchase Price;

(iii)                       all Taxes relating or attributable to the transactions contemplated pursuant to this Agreement, including the Distributions and the Elections;

(iv)                      any breach of or inaccuracy in any representation or warranty contained in Section 3.7 of this Agreement; and

(v)                         the breach by the MGM Parties or the failure by any such entity to perform (or cause to have performed) any of the covenants made by them under this Agreement relating to Taxes.

(b)                   For purposes of this Section 8.1, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(i)                             in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)                          in the case of Taxes not described in (i) the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books.

Section 8.2                                      Preparation and Filing of Tax Returns and Payment of Taxes.

(a)                    Parent and Seller shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the MGM Acquired Entities for taxable years ending on or prior to the Closing Date (such Tax Returns, the “Pre-Closing Period Tax Returns”).  All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with prior practices, except as required by applicable Law.  If any such Pre-Closing Tax Returns are due after the Closing, the Parent and Seller shall submit drafts of such returns to the Purchaser for its review at least ten days prior to the due date of any such Tax Return; provided, however, that such drafts of any such Pre-Closing Period Tax Return shall be subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld or delayed.  Purchaser shall cause each of the MGM Acquired Entities to furnish information to Parent and Seller, as reasonably requested in writing by Parent or Seller, to allow Parent and Seller to satisfy their respective obligations under this Section 8.2(a) and Section 8.4(b).  Purchaser shall file such Pre-Closing Period Tax Returns due after the Closing Date with the appropriate taxing authorities.

(b)                   Purchaser shall prepare and timely file or cause each of the MGM Acquired Entities to prepare and timely file, all Tax Returns required to be filed by such entities for all Straddle Periods (such Tax Returns, the “Straddle Period Tax Returns”).  Purchaser

shall deliver drafts of all such Straddle Period Tax Returns to Parent and Seller for their review at least ten days prior to the due date of any such Tax Return (taking into account valid extensions and shall notify Parent and Seller of Purchaser’s calculation of their share of the Taxes for such Straddle Period (determined in accordance with Section 8.1(b)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of Parent and Seller’s share of the Tax Liability for such Straddle Period (determined in accordance with Section 8.1(b)) shall be subject to Parent and Seller’s review and approval, which approval shall not be unreasonably withheld or delayed.  If Parent or Seller disputes any item on such Tax Return, it shall notify Purchaser (by written notice within ten days of receipt of Purchaser’s calculation) of such disputed item (or items) and the basis for its objection.  If Parent and Seller do not object by written notice within such period, Purchaser’s calculation of Parent and Seller’s share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof.

(c)                    The Parties shall act in good faith to resolve any dispute prior to the date on which the Tax Return is required to be filed.  If the Parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm as promptly as practicable.  The fees and expenses of the Independent Accounting Firm shall be apportioned and paid equally by Seller and Purchaser.

Section 8.3                                      Accounting and Tax Records.  Parent and Seller shall provide Purchaser with all Tax Returns (and other information relating to Taxes) of or relating to MGM Acquired Entities reasonably requested by Purchaser.  Purchaser shall keep and maintain all such Tax Returns (and other information relating to Taxes) and shall make available to Parent and Seller such Tax Returns and information as reasonably required by Parent or Seller to allow Parent and Seller to satisfy their respective obligations under Section 8.2(a) and Section 8.4(b).

Section 8.4                                      Tax Audits.

(a)                    After the Closing, Purchaser, on the one hand, and Seller, on the other hand (the “Recipient”), shall promptly notify the other Person in writing upon receipt by the Recipient or any of its Affiliates of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim (“Tax Claim”) received by the Recipient from any Tax authority or any other Person with respect to Losses for which the Parent and Seller are liable pursuant to Section 8.1 or Section 8.5; provided, however, that a failure by the Purchaser to give such notice shall not affect the Purchaser Indemnified Parties’ rights to indemnification under this Article VIII unless (and then solely to the extent) that the Parent and Seller are materially prejudiced as a consequence of such failure.

(b)                   Parent and Seller shall control the conduct, through their own counsel at their sole expense and with the participation of Purchaser, of any Tax Claim involving any asserted Liability with respect or relating solely to any Pre-Closing Period.  Parent or Seller shall have all rights to settle, compromise and/or concede such Tax Claim and Purchaser shall reasonably cooperate and shall cause the MGM Acquired Entities to reasonably cooperate; provided, however, that Parent or Seller shall not settle, compromise and/or concede such Tax Claim in a manner that would adversely affect Purchaser or the MGM Acquired Entities without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(c)                    With respect to any Tax Claim that involves any Straddle Period, Purchaser shall control the conduct of any such Tax Claim, through counsel of Purchaser’s own choosing with participation by the Parent and Seller (at Parent or Seller’s expense) and Purchaser shall have all rights to settle, compromise and/or concede such Tax Claim and Parent and Seller shall reasonably cooperate; provided, however, that Purchaser shall not settle, compromise and/or concede such Tax Claim in a manner that would adversely affect Parent or Seller without the consent of Parent and Seller, which consent shall not be unreasonably withheld or delayed.

Section 8.5                                      Transfer Taxes.  The Purchaser, on the one hand, and Parent and Seller, on the other hand, shall, each pay or cause to be paid one-half of all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording, filing or similar Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto (collectively, “Transfer Taxes”) incurred in connection with the purchase and sale of the Shares.  The Person with primary responsibility under applicable Law for filing Tax Returns relating to Transfer Taxes shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes.

Section 8.6                                      Section 338(h)(10) Election.

(a)                    Parent, on behalf of Seller, shall join Purchaser in jointly making a timely election under Section 338(h)(10) of the Code (and any comparable elections under state and local income Tax Law) with respect to GNLV (the “Elections”).  Parent and Purchaser shall not make an election under Section 338(h)(10) of the Code (or any comparable elections under state or local Tax Law) with respect to GNL and no other election shall be made by or at the request of Parent or Seller, on the one hand, or Purchaser on the other, with respect to the purchase of the MGM Acquired Entities to the extent such election would affect the Tax Liability of the other party without such party’s consent, which consent shall not be unreasonably withheld or delayed.

(b)                   In connection with the Elections, reasonably promptly after the Closing Date, Purchaser shall provide to Parent and Seller a proposed allocation of the Final Purchase Price (as defined for federal income Tax purposes) among the assets of GNLV, which allocations shall be made in accordance with Sections 338 and 1060 of the Code and any applicable Treasury Regulations (the “Allocation Statement”).  Within ten days following such provision, Parent and Seller shall have the right to object to the Allocation Statement (by written notice to the Purchaser), and if either so objects, it shall notify Purchaser (in such written notice) of such disputed item (or items) and the basis for its objection.  If Parent and Seller do not object by written notice within such period, the Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement.  Parent, Seller and Purchaser shall act in good faith to resolve any such dispute prior to the date on which any of the Elections is required to be filed with the appropriate Tax authority.  If Parent, Seller and Purchaser cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm as promptly as practicable.  The fees and expenses of the Independent Accounting Firm shall be apportioned and paid equally by Seller and Purchaser.  Except with respect to any subsequent adjustments to the Final Purchase Price (which shall be allocated using the mechanism for allocating Final Purchase Price in this Section 8.6), Parent, Seller and Purchaser, and their respective Affiliates, (i) shall be bound by the determinations and the Allocation Statement determined pursuant to this Section 8.6(b) consistently therewith for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns to be filed with any Tax authority in a manner consistent with the Allocation Statement and the Elections and (iii) shall take no position inconsistent with the Allocation Statement or any Election in any Tax Return, any proceeding before any Tax authority or otherwise.  Except as agreed to by Parent, Seller and Purchaser, none of Parent, Seller or Purchaser shall revoke or modify an Election.  In the event that the Allocation Statement is disputed by any Tax authority, the Person receiving notice of such dispute shall promptly notify and consult with the other Parties concerning resolution of such dispute.

(c)                    Each of Parent, Seller and Purchaser shall cooperate in the preparation and timely filing of (i) Form 8023 and any comparable state or local forms or reports, and (ii) to the extent permissible by or required by Law, any corrections, amendments, or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Final Purchase Price).

Section 8.7                                      Tax Sharing Contracts.  As of the Closing, all Tax sharing Contracts, with respect to or involving the MGM Acquired Entities shall be terminated as of the Closing Date and, after the Closing Date, none of the MGM Acquired Entities shall have any further rights or Liabilities under any such Contract.

Section 8.8                                      Payments.  Except as otherwise provided in this Article VIII, any amounts owed by any Person to any other Person under this Article VIII shall be paid in cash within five days’ notice from such other Person.

Section 8.9                                      Conflicts; Survival.  Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Parties set forth in this Article VIII shall (a) be unconditional and absolute, (b) remain in full force and effect indefinitely and (c) not be subject to any limitations in Article VII; provided that the representations and warranties contained in Section 3.7 shall survive the Closing until the expiration of the applicable statute of limitations; provided further in the event notice for indemnification under Section 8.1(a)(iv) only shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.  In the event of a conflict between this Article VIII and any other provision of this Agreement, this Article VIII shall govern and control.

Section 8.10                                Tax Treatment.  The Parties agree to treat any payment made pursuant to Article VII or VIII as an adjustment to the Final Purchase Price for all Tax purposes.

Section 8.11                                Refunds and Tax Benefits.  Any income Tax refunds that are received by any of the MGM Acquired Entities, and any amounts credited against Tax to which Purchaser or any of the MGM Acquired Entities becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date (but only to the extent such amounts are in excess of the amount, if any, of Tax receivables and offsets to Tax reserves on the financial statements of the MGM Acquired Entities) shall be for the account of Parent, and the Purchaser shall pay over to Parent (a) any such cash refund within fifteen days after receipt thereof and (b) the amount of Tax savings realized by Purchaser or the MGM Acquired Entities at the time the Tax Return to which such credit relates is filed by Purchaser or the MGM Acquired Entities.  Any Tax refunds that are received by Parent or any of its Affiliates, and any amounts credited against Tax to which Parent or any of its Affiliates becomes entitled, that relate to Taxes of the MGM Acquired Entities for Tax periods or portions thereof after the Closing Date shall be for the account of Purchaser, and Parent or its Affiliates shall pay over to Purchaser (a) any such cash refund within fifteen days after receipt thereof and (b) the amount of Tax savings realized by Parent or any of its Affiliates at the time the Tax Return to which such credit relates is filed by Parent or any of its Affiliates.

ARTICLE IX

TERMINATION

Section 9.1                                      Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                    by mutual written consent of the Parties; or

(b)                   by the MGM Parties, on the one hand, or Purchaser, on the other hand, if the transactions contemplated hereby shall not have been consummated on or prior to December 31, 2003; provided that if the only condition to the Closing that remains unsatisfied (except for any condition that by its terms can only be satisfied at the Closing) on December 31, 2003 is Purchaser’s receipt of Governmental Approvals under the Gaming Laws, such date shall automatically be extended to 5:00 p.m., New York City Time, on March 31, 2004 without further action by or consent of any of the Parties; provided further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any of the Parties whose willful breach or nonfulfillment or failure to perform has prevented the consummation of the transactions contemplated by this Agreement; or

(c)                    by Purchaser, if there has been a material breach or violation by any of the MGM Parties of any of its representations and warranties or covenants contained in this Agreement that has not been waived by Purchaser in writing; or

(d)                   by the MGM Parties, if there has been a material breach or violation by Purchaser of any of its representations and warranties or covenants contained in this Agreement that has not been waived by the MGM Parties in writing; or

(e)                    by Purchaser if any of the conditions to the obligation of Purchaser set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by Purchaser in writing; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if Purchaser is in breach in any material respect of its representations and warranties or covenants contained in this Agreement; or

(f)                      by the MGM Parties if any of the conditions to the obligation of the MGM Parties set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by the MGM Parties in writing; provided, however, that the MGM Parties shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) if any of the MGM Parties is in breach in any material respect of its representations and warranties or covenants contained in this Agreement; or

(g)                   by the MGM Parties, on the one hand, or Purchaser, on the other hand, if a Governmental Entity shall have issued a nonappealable, final Governmental Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated by this Agreement.

Section 9.2                                      Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of the Parties, or their respective directors, officers, members, employees, stockholders or Affiliates, except that such termination shall not limit Liability for a breach or violation of this Agreement prior to the time of such termination; provided that the provisions of this Section 9.2 and Sections 5.5, 5.20, 10.1, 10.4, 10.5, 10.10 and 10.14 shall remain in full force and effect and survive any termination of this Agreement.  The Confidentiality Agreement shall terminate and be of no further force and effect on the Closing Date.

ARTICLE X

MISCELLANEOUS

Section 10.1                                Expenses.  Except as expressly provided in this Agreement, each of the Parties shall pay its own legal, accounting and other miscellaneous expenses incident to this Agreement whether or not the Closing is consummated.

Section 10.2                                Notices.  All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, certified or registered mail, return receipt requested, facsimile or next-Business Day courier to the affected Party at the address and facsimile number set forth below.  Such notices shall be deemed given: at the time personally delivered, if delivered by hand with receipt acknowledged; at the time received, if sent by certified or registered mail; upon issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error and confirmed telephonically, if sent by facsimile; and the first Business Day after timely delivery to the courier, if sent by next-Business Day courier specifying next-Business Day delivery.

(a)                    if to Parent, to:

MGM MIRAGE

3600 Las Vegas Boulevard South

Las Vegas, Nevada  89109

Attention:        James J. Murren, President, Chief Financial Officer and Treasurer

Gary N. Jacobs, Executive Vice President, General Counsel and Secretary

Facsimile No.:  (702) 693-7628

with a copy (which shall not constitute notice) to:

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

2121 Avenue of the Stars

Eighteenth Floor

Los Angeles, California  90067

Attention:  Janet McCloud, Esq.

Facsimile No.: (310) 556-2920

(b)                   if to Seller, to:

Mirage Resorts, Incorporated

3600 Las Vegas Boulevard South

Las Vegas, Nevada  89109

Attention:  James J. Murren, Treasurer

Facsimile No.: (702) 693-7628

with a copy (which shall not constitute notice) to:

MGM MIRAGE

3600 Las Vegas Boulevard South

Las Vegas, Nevada  89109

Attention:  Gary N. Jacobs, Executive Vice President, General Counsel and Secretary

Facsimile No.:  (702) 693-7628

with a copy (which shall not constitute notice) to:

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

2121 Avenue of the Stars

Eighteenth Floor

Los Angeles, California  90067

Attention:  Janet McCloud, Esq.

Facsimile No.: (310) 556-2920

(c)                    if to GNLV, to:

GNLV, CORP.

129 East Fremont Street

Las Vegas, Nevada  89101

Attention:  James J. Murren, Treasurer

Facsimile No.:  (702) 693-7628

with a copy (which shall not constitute notice) to:

MGM MIRAGE

3600 Las Vegas Boulevard South

Las Vegas, Nevada  89109

Attention:  Gary N. Jacobs, Executive Vice President, General Counsel and Secretary

Facsimile No.:  (702) 693-7628

with a copy (which shall not constitute notice) to:

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

2121 Avenue of the Stars

Eighteenth Floor

Los Angeles, California  90067

Attention:  Janet McCloud, Esq.

Facsimile No.: (310) 556-2920

(d)                   if to GNL, to:

GNL, CORP.

2300 South Casino Drive

Laughlin, Nevada  89029

Attention:  James J. Murren, Treasurer

Facsimile No.:  (702) 693-7628

with a copy (which shall not constitute notice) to:

MGM MIRAGE

3600 Las Vegas Boulevard South

Las Vegas, Nevada  89109

Attention:        Gary N. Jacobs, Executive Vice President, General Counsel and Secretary

Facsimile No.:  (702) 693-7628

with a copy (which shall not constitute notice) to:

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

2121 Avenue of the Stars

Eighteenth Floor

Los Angeles, California  90067

Attention:  Janet McCloud, Esq.

Facsimile No.: (310) 556-2920

(e)                    if to GNELLC, to:

Golden Nugget Experience, LLC

3600 Las Vegas Boulevard

Las Vegas, Nevada  89109

Attention:  James J. Murren, Treasurer

Facsimile No.:  (702) 693-7628

with a copy (which shall not constitute notice) to:

MGM MIRAGE

3600 Las Vegas Boulevard South

Las Vegas, Nevada  89109

Attention:  Gary N. Jacobs, Executive Vice President, General Counsel and Secretary

Facsimile No.:  (702) 693-7628

with a copy (which shall not constitute notice) to:

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

2121 Avenue of the Stars

Eighteenth Floor

Los Angeles, California  90067

Attention:  Janet McCloud, Esq.

Facsimile No.: (310) 556-2920

(f)                      if to Purchaser, to:

Poster Financial Group, Inc.

2960 West Sahara

Suite 200

Las Vegas, Nevada  89102

Attention:        Timothy Poster, Chairman and Chief Executive Officer

Thomas Breitling, President, Treasurer and Secretary

Facsimile No.:  (702) 367-6143

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York  10036-6522

Attention:        Wallace L. Schwartz, Esq.

Howard L. Ellin, Esq.

Facsimile No.:  (212) 735-2000

Section 10.3                                Interpretation.  When a reference is made in this Agreement to a Section or Sections, such reference shall be to a Section or Sections of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.  The phrases “the date of this Agreement”, “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 24, 2003.  As used in this Agreement, “knowledge” means with respect to a Person other than an individual, the knowledge of any director, executive officer or key employee of such Person.  Any such individual shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of performing such individual’s employment duties in a prudent manner.

Section 10.4                                Governing Law.  This Agreement shall be governed and construed in accordance with the laws applicable to contracts made and to be performed entirely in Nevada, without regard to any applicable conflicts of Law, except to the extent the mandatory provisions of the Gaming Laws apply.

Section 10.5                                Consent to Jurisdiction and Venue.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.5 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Nevada other than for such purpose.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court.  Each of the Parties further irrevocably waives and agrees not to plead or claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

Section 10.6                                Time of the Essence.  Time is of the essence in performing covenants and agreements under this Agreement.

Section 10.7                                Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of each of the other Parties.  Notwithstanding the foregoing, if the Purchaser reasonably determines that the assignment by the Purchaser of its rights, interests and obligations under this Agreement to another Person Affiliated with the Purchaser would (a) reduce the cost of Financing to the Purchaser, (b) facilitate the placement of the Financing or (c) reduce Taxes associated with the Purchaser’s ownership, operation or disposition of the MGM Acquired Entities, Purchaser shall have the right to assign all of its rights, interests and obligations under this Agreement, including the right to enforce all of the terms of this Agreement to an Affiliate of the Purchaser without the prior written consent of the MGM Parties; provided that such assignee expressly agrees to be bound by the terms of this Agreement; provided further no such assignment shall relieve Purchaser from its obligations hereunder unless the MGM Parties expressly agree.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective assigns.

Section 10.8                                Amendment.  This Agreement may not be amended or modified by the Parties except (a) by an instrument in writing signed by each of the Parties and (b) by a waiver in accordance with Section 10.9.

Section 10.9                                Extension; Waiver.  At any time prior to the Closing, the Parties, by action taken or authorized by their respective boards of directors or similar governing body (may, to the extent legally allowed), (a) extend the time for or waive the performance of any of the covenants, obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the conditions contained in this Agreement.  Any agreement on the part of any of the Parties to any such extension or waiver shall be valid only if set forth in a written instrument signed on its behalf.  The failure of any of the Parties to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

Section 10.10                          No Third Party Beneficiaries.  Except for the provisions of (a)  Article VII with respect to Indemnified Parties, (b) Article VIII with respect to Purchaser Indemnified Parties and (c) Section 10.14, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.  All references herein to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the Parties and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any non-Party, or give rise to any claim or benefit to any non-Party.

Section 10.11                          Entire Agreement.  This Agreement, the Disclosure Schedule, the Schedules and the other writings referred to herein or delivered pursuant hereto that form a part hereof constitute the entire agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 10.12                          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any of the Parties.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.13                          Counterparts.  This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Section 10.14                          Limitation of Liability.  The Parties acknowledge that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or any of the other documents executed on the Closing Date.  The Parties further acknowledge that neither Mr. Kerkorian nor Tracinda Corporation shall have any Liability whatsoever with respect to this Agreement.  Accordingly, the Parties hereby agree that in the event (a) there is any alleged breach or default or breach or default by any Party under this Agreement or any such document or (b) any Party has or may have any claim arising from or relating to the terms of this Agreement or any such document, no Party shall commence any proceedings or otherwise seek to impose any Liability whatsoever against Mr. Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

MGM MIRAGE

By:	/s/ J. TERRENCE LANNI
	Name:	J. Terrence Lanni
	Title:	Chairman and Chief Executive Officer

MIRAGE RESORTS, INCORPORATED

By:	/s/ J. TERRENCE LANNI
	Name:	J. Terrence Lanni
	Title:	Chairman

GNLV, CORP.

By:	/s/ J. TERRENCE LANNI
	Name:	J. Terrence Lanni
	Title:	Chairman

GNL, CORP.

By:	/s/ J. TERRENCE LANNI
	Name:	J. Terrence Lanni
	Title:	Chairman

GOLDEN NUGGET EXPERIENCE, LLC
By its Sole Managing Member:

GNLV, CORP.

By:	/s/ J. TERRENCE LANNI
	Name:	J. Terrence Lanni
	Title:	Chairman

POSTER FINANCIAL GROUP, INC.

By:	/s/ TIMOTHY POSTER
	Name:	Timothy Poster
	Title:	Chairman and Chief Executive Officer